UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Anadarko Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P.O. Box 1330
Houston, Texas 77251-1330

March 27, 2009

TO OUR STOCKHOLDERS:

The 2009 Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 19, 2009, at 8:00 a.m. (Central Daylight Time).

The attached Notice of Annual Meeting of Stockholders and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement and will not include a management presentation.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are also providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement, a proxy card and our 2008 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We value your opinions and encourage you to participate in this year’s Annual Meeting by voting your proxy. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may also attend and vote at the Annual Meeting.

Very truly yours,

JAMES T. HACKETT
Chairman of the Board, President and
Chief Executive Officer

P. O. Box 1330
Houston, Texas 77251-1330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 19, 2009, at 8:00 a.m. (Central Daylight Time) to consider the following proposals:

(1) elect four directors;

(2) ratify the appointment of KPMG LLP as the Company’s independent auditor for 2009;

(3) approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to provide for the annual election of directors;

(4) if presented, vote on one stockholder proposal; and

(5) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you are a record holder of common stock at the close of business on March 25, 2009, the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

Please take the time to vote by following the Internet or telephone voting instructions provided. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

As a stockholder, your vote is very important and the Company’s Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

March 27, 2009
The Woodlands, Texas

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 19, 2009:
The Proxy Statement and Annual Report for 2008 are available at
http://bnymellon.mobular.net/bnymellon/apc.

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
ANADARKO BOARD OF DIRECTORS	7
ITEM 1 — ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
AUDIT COMMITTEE REPORT	22
COMPENSATION AND BENEFITS COMMITTEE REPORT ON 2008 EXECUTIVE COMPENSATION	23
COMPENSATION DISCUSSION AND ANALYSIS	24
EXECUTIVE COMPENSATION	41
Summary Compensation Table For 2008	41
All Other Compensation Table	42
Grants of Plan-Based Awards in 2008	43
Outstanding Equity Awards at Fiscal Year-End 2008	45
Option Exercises and Stock Vested in 2008	46
Pension Benefits for 2008	46
Non-qualified Deferred Compensation for 2008	50
Potential Payments Upon Termination or Change of Control	51
TRANSACTIONS WITH RELATED PERSONS	56
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR	56
INDEPENDENT AUDITOR	57
ITEM 3 — AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS	58
ITEM 4 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE SEXUAL ORIENTATION AND GENDER IDENTITY	59

P. O. Box 1330
Houston, Texas 77251-1330

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2009

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Anadarko Petroleum Corporation, sometimes referred to as the Company, Anadarko, our, us or we. The Annual Meeting will be held on Tuesday, May 19, 2009. The proxy materials, including this proxy statement, proxy card or voting instructions and our 2008 annual report are being distributed and made available on or about April 3, 2009.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we have elected to provide our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) was mailed to most of our stockholders on or about April 3, 2009. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials to be sent to them, by following the instructions in the Notice.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, on Tuesday, May 19, 2009, at 8:00 a.m. (Central Daylight Time).

Who may vote?

You may vote if you were the record holder of Anadarko common stock as of the close of business on March 25, 2009, the record date for the Annual Meeting. Each share of Anadarko common stock is entitled to one vote at the Annual Meeting. On the record date, there were 469,066,403 shares of common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your stock is held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Company stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In connection with SEC rules that allow companies to furnish their proxy materials over the Internet, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

Anadarko is providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Anadarko in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Can I vote my stock by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at http://bnymellon.mobular.net/bnymellon/apc.

What am I voting on?

You are voting on:

•	the election of four directors;

•	the ratification of KPMG LLP as our independent auditor for 2009;

•	the amendment of the Company’s Restated Certificate of Incorporation, as amended, to provide for the annual election of directors;

•	if presented, one stockholder proposal; and

•	any other business properly coming before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of KPMG LLP as our independent auditor for 2009;

•	FOR the amendment of the Company’s Restated Certificate of Incorporation, as amended, to provide for the annual election of directors; and

•	AGAINST the stockholder proposal.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote by any of the following four methods:

(i)	Internet. Vote on the Internet at the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 18, 2009.

(ii)	Telephone. Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 18, 2009.

(iii)	Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 18, 2009.

(iv)	Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (e.g., held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone;

•	voting in person at the Annual Meeting;

•	delivering to the Corporate Secretary of Anadarko a proxy with a later date or a written revocation of your proxy; or

•	giving notice to the inspector of election at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What is a broker non-vote?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. Non-voted stock on non-routine matters are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

The election of directors and the ratification of the independent auditor are routine matters on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The proposal to amend the Company’s Restated Certificate of Incorporation and the stockholder proposal, if presented, are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

How many votes are needed to approve each of the proposals?

The election of each director requires the affirmative vote of a majority of the votes cast for such director. Under our By-Laws, a majority of votes are cast for the election of a director if the number of votes cast “for” the director exceeds the number of votes cast “against” the director. For this purpose, abstentions are not counted as a vote cast either “for” or “against” the director.

The ratification of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposal.

The approval of the amendment to the Company’s Restated Certificate of Incorporation, as amended, to provide for the annual election of directors requires the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all of the then outstanding shares as of the record date. For this purpose, abstentions and broker non-votes will have the same effect as votes cast “against” the amendment.

The approval of the stockholder proposal, if presented, requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions and broker non-votes will have the same effect as votes cast “against” the proposal.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the person named in your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009. You may access or obtain a copy of this and other reports free of charge on the Company’s website at www.anadarko.com, or by contacting our investor relations department at investor@anadarko.com.

How can I view the stockholder list?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046.

Who pays for the proxy solicitation related to the Annual Meeting?

We do. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Anadarko, postings on our web site (www.anadarko.com), advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting your proxy for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. Morrow will ask brokers and other custodians and nominees whether other persons are beneficial owners of Anadarko common stock. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Anadarko common stock.

If I want to submit a stockholder proposal or nominate a director for the 2010 Annual Meeting, when is that proposal or nomination due?

If you are an eligible stockholder and want to submit a proposal for possible inclusion in the proxy statement relating to the 2010 Annual Meeting, your proposal must be delivered to the attention of our Corporate Secretary and must be received at our 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 offices no later than December 4, 2009. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our By-Laws. Similarly, if you wish to nominate an individual for election to our Board of Directors, our By-Laws provide that you must provide your nomination in writing to our Corporate Secretary no later than the close of business on February 18, 2010 and no earlier than the close of business on January 19, 2010.

How can I obtain a copy of the Annual Report on Form 10-K?

Stockholders may request a free copy of our Annual Report on Form 10-K by submitting such request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046. Alternatively, stockholders can access our Annual Report on Form 10-K on Anadarko’s website at www.anadarko.com.

Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple stockholders at my address?

In some cases, only one copy of this proxy statement, annual report or Notice is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of this proxy statement, annual report or Notice to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the proxy statement, annual report or Notice. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or a stockholder may make a request by calling the Corporate Secretary at (832) 636-1000, or by contacting our transfer agent, BNY Mellon Shareowner Services, at BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015.

ANADARKO BOARD OF DIRECTORS

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of Anadarko is divided into three classes of directors for purposes of election. One class of directors is elected at each Annual Meeting of stockholders to serve for a three-year term. All of the director nominees listed below are current directors of the Company.

At the Annual Meeting, the terms of four directors will expire. All four of the directors have been nominated and, if elected at this Annual Meeting, will hold office until the expiration of each of their terms in 2012. Those current directors not up for election this year will continue in office for the remainder of their terms. If the proposal to amend the Company’s Restated Certificate of Incorporation, as amended, to provide for the annual election of directors is approved, all directors will be elected annually beginning at the 2012 annual meeting.

If a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Our By-Laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the Board of Directors. In addition, each nominee is required to provide an irrevocable letter of resignation that states that he or she will resign if that director does not receive the required majority vote. In the event a director fails to receive a majority of votes cast and the Board of Directors accepts the resignation tendered, then that director would cease to be a director of Anadarko. Each of the nominees named below has submitted an irrevocable letter of resignation that becomes effective in the event he or she does not receive a majority of the votes cast for his or her election and the Board of Directors decides to accept such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Directors Nominated this Year by the Board of Directors for Terms Expiring in 2012

Robert J. Allison, Jr. (70) — Mr. Allison has been Chairman Emeritus of the Board of the Company since January 2006 and a director since 1985. He was Chairman of the Board from 1986 until December 2005, and served as Chief Executive Officer of the Company from 1986 until January 2002, and from March 2003 until December 2003. Mr. Allison is also a director of Freeport-McMoRan Copper & Gold Inc.

Peter J. Fluor (61) — Mr. Fluor has been Chairman and CEO of Texas Crude Energy, Inc., a private, independent oil and gas exploration company located in Houston, Texas, since 1990. He has been employed by Texas Crude Energy, Inc. since 1972 and took over the responsibilities of President in 1980. Mr. Fluor serves as lead director of Fluor Corporation, is a director of Cameron International Corporation and a director of The Welch Foundation. Mr. Fluor has been a director of the Company since August 2007.

John W. Poduska, Sr. (71) — Mr. Poduska is a retired business executive. He was Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from 1992 until 2002. Mr. Poduska is a director of Novell, Inc. and Safeguard Scientific, Inc. He was a director of Union Pacific Resources Group, Inc. from 1995 until 2000. Mr. Poduska has been a director of the Company since 2000.

Paula Rosput Reynolds (52) — Ms. Reynolds is Vice Chairman and Chief Restructuring Officer of American International Group Inc., an insurance and financial services company located in New York, New York. Prior to her appointment to this position in October 2008, she served as President and CEO of Safeco Corporation (Safeco), a property and casualty insurance company located in Seattle, Washington, until its acquisition by Liberty Mutual Group in September 2008. Prior to joining Safeco in January 2006, she served as Chairman, President and CEO of AGL Resources Inc., a regional energy services holding company from August 2002 to December 2005. Ms. Reynolds also previously served as President and CEO of Houston-based

Duke Energy North America, a subsidiary of Duke Energy, which operated power-generating facilities across the United States, and as Senior Vice President of Pacific Gas Transmission Company, which owned and operated a major natural gas pipeline in the Pacific Northwest. She is also a director of Delta Air Lines, Inc. Ms. Reynolds has been a director of the Company since August 2007.

Continuing Directors with Terms Expiring in 2010

Larry Barcus (71) — Since January 2008, Mr. Barcus has served as Vice Chairman of L.G. Barcus and Sons, Inc., a general contractor, located in Kansas City, Kansas with operations nationwide. He had previously served as Chairman from 1990 to January 2008. He also served as Chairman of First Community Bancshares and Chairman of First Community Bank, both banking institutions, from 1995 to January 2007. Mr. Barcus has been a director of the Company since 1986.

H. Paulett Eberhart (55) — Ms. Eberhart is an independent business consultant. She served as President and Chief Executive Officer of Invensys Process Systems, a process automation company, from January 2007 to January 2009. From 2003 until March 2004, Ms. Eberhart was President of Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. From 2002 to 2003, she was Senior Vice President of EDS and President of Solutions Consulting. She was also a member of the Executive Operations Team and Investment Committee of EDS. Ms. Eberhart was an employee of EDS from 1978 to 2004. Ms. Eberhart is a Certified Public Accountant. Ms. Eberhart also serves as a director of Advanced Micro Devices, Inc. Ms. Eberhart has been a director of the Company since August 2004.

James T. Hackett (55) — Mr. Hackett was named President and Chief Executive Officer and a director of the Company in December 2003 and Chairman of the Board of the Company in January 2006. Prior to joining the Company, Mr. Hackett was the Chief Operating Officer of Devon Energy Corporation (Devon) from April 2003 to December 2003, following Devon’s merger with Ocean Energy, Inc. Mr. Hackett was President and Chief Executive Officer of Ocean Energy, Inc. from March 1999 to April 2003 and was Chairman of the Board from January 2000 to April 2003. He currently serves as a director of Fluor Corporation and Halliburton Company and serves as Chairman of the Board of the Federal Reserve Bank of Dallas.

Continuing Directors with Terms Expiring in 2011

John R. Butler, Jr. (70) — Since 1976, Mr. Butler has been Chairman of J. R. Butler and Company, a reservoir engineering company located in Houston, Texas. Since August 2006, Mr. Butler has served as a director of BreitBurn Energy Partners L.P., a publicly-traded upstream master limited partnership, and also serves as a director of the Houston chapter of the National Association of Corporate Directors. He is currently a member of the Society of Petroleum Evaluation Engineers. Mr. Butler has been a director of the Company since 1996.

Luke R. Corbett (62) — Mr. Corbett has been a retired business executive since Kerr-McGee Corporation’s (Kerr-McGee) merger with Anadarko in August 2006. He served as Chairman and Chief Executive Officer of Kerr-McGee from 1999 until August 2006. Mr. Corbett had been with Kerr-McGee since 1985 when he joined the company’s Exploration and Production Division as vice president of geophysics. In subsequent years, he held a wide array of senior executive positions with Kerr-McGee. Mr. Corbett also serves on the boards of OGE Energy Corporation and Noble Corporation. Mr. Corbett has been a director of the Company since August 2006.

John R. Gordon (60) — Mr. Gordon is Senior Managing Director of Deltec Asset Management LLC, an investment firm located in New York, New York. He was President of Deltec Securities Corporation from 1988 until it was converted into Deltec Asset Management LLC. Mr. Gordon has been a director of the Company since 1988.

CORPORATE GOVERNANCE

Our Board of Directors recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stakeholders, including our stockholders, employees, customers, communities, creditors, and the environment. Our Corporate Governance Guidelines, Corporate By-Laws, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and written charters for the Audit Committee, the Compensation and Benefits Committee (Compensation Committee), the Nominating and Corporate Governance Committee, all as amended from time to time, can be found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder who requests one or more of them. You can submit such a request to the Corporate Secretary. Furthermore, we have implemented the director majority voting standard in uncontested director elections, including the election of our directors at the Annual Meeting.

Each director that has served on our Board during 2008 has attended at least 75 percent of the meetings of the Board and of each committee on which he or she served, except for Mr. Corbett who attended 71% of the Board meetings due in part to an emergency surgery. There were seven Board meetings and 22 Board committee meetings in 2008. In addition, all of the directors attended the 2008 Annual Meeting of Stockholders. Under the Company’s Corporate Governance Guidelines, directors are expected to attend regularly scheduled Board of Director meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders.

Committees of the Board

The Board of Directors has four standing committees:  (i) the Audit Committee, (ii) the Compensation and Benefits Committee, (iii) the Nominating and Corporate Governance Committee, and (iv) the Executive Committee. In addition, the Board of Directors designates special committees from time to time to address certain significant matters on behalf of the Board of Directors. In August 2007, the Board designated a Master Limited Partnership, or MLP, Special Committee to handle certain Board matters related to the creation and initial public offering of our midstream MLP, which occurred in May 2008. The MLP Special Committee had a term of one year, which expired in August 2008.

James L. Bryan, who served as one of our independent directors during 2008, also served on the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee until his retirement from the Board of Directors on December 31, 2008.

For each of the current committees of the Board, the table below shows the current membership, the principal functions and the number of meetings held in 2008:

			Meetings
			Held in
Committee	Members	Principal Functions and Structure	2008

Audit†	H. Paulett Eberhart* Larry Barcus John R. Butler, Jr. Paula R. Reynolds
•   Discusses with management, the independent auditor and internal audit the integrity of the Company’s financial statements.

•   Monitors the internal controls, financial reporting practices and significant enterprise risk exposures, and the methods by which management controls such exposures.

•   Monitors the qualifications, independence and performance of the Company’s internal audit function and independent auditor.

•   Monitors the hotline and compliance with the business practices and ethical standards of the Company, including the Code of Business Conduct and Ethics.

•   Approves the appointment, retention and compensation of the Company’s independent auditor and establishes guidelines for the performance of non-audit services by the independent auditor.

•   Reviews the work of the Company’s independent reserve engineering consultants, including meeting with the Company’s reserves administration group and the independent reserve engineering consultants, as well as independently in executive session with the independent reserve engineering consultants only.

•   Prepares the Audit Committee report, which is on page 22.

•   Maintains direct lines of communication with management, internal audit and the independent auditor.

•   Members are independent, non-employee directors, all of whom meet the independence requirements of the NYSE, the Sarbanes-Oxley Act, the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines and Audit Committee charter.
			8

			Meetings
			Held in
Committee	Members	Principal Functions and Structure	2008

Compensation and Benefits	John W. Poduska, Sr.* Peter J. Fluor John R. Gordon
•   Translates our compensation objectives and philosophy into a compensation strategy that strategically aligns the interests of our executives with those of our stockholders.

•   Approves and evaluates the Company’s director and executive officer compensation plans, policies and programs.

•   Retains compensation or other consultants to assist in the evaluation of director or executive compensation and otherwise to aid the Compensation Committee in meeting its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis” beginning on page 24.

•   Reviews the disclosures made in the proxy statement.

•   Produces an annual Compensation Committee report, which is on page 23.

•   Approves and evaluates (in conjunction with members of management from time to time) broad-based incentive programs, qualified equity plans and tax-qualified benefit plans to ensure that our compensation objectives and philosophies are executed consistently at all levels of the Company.

•   Members are independent, non-employee directors.

•   The Committee may form and delegate authority to subcommittees or individual directors (including delegation to the Chief Executive Officer with respect to determination of certain compensation of officers who are not Section 16 Officers) when it determines that such action is appropriate under the circumstances.
			6

			Meetings
			Held in
Committee	Members	Principal Functions and Structure	2008

Nominating and Corporate Governance	Larry Barcus* John R. Butler, Jr. H. Paulett Eberhart Peter J. Fluor John R. Gordon John W. Poduska, Sr. Paula R. Reynolds
•   Recommends nominees for director to the full Board and insures such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines.

•   Reviews the qualifications of existing Board members before they are nominated for re-election to the Board.

•   Recommends members of the Board for committee membership.

•   Proposes Corporate Governance Guidelines for the Company and reviews them annually.

•   Oversees the Company’s compliance structure and programs.

•   Develops an evaluation process for the Board.

•   Oversees the emergency and expected CEO succession plans.

•   Reviews and approves related party transactions in accordance with the Board’s procedures.

•   Reviews and investigates any reports to the Company’s anonymous reporting hotline regarding non-financial matters.
			4

Executive	James T. Hackett* Robert J. Allison, Jr. John R. Butler, Jr. John R. Gordon††	• Acts with the power and authority of the Board, in accordance with the Company’s By-Laws, in the management of the business and affairs of the Company while the Board is not in session. • Approves specific terms of financing or other transactions that have previously been approved by the Board.	3

MLP (Special Committee)	Larry Barcus* H. Paulett Eberhart John R. Gordon John W. Poduska, Sr.	• Provided oversight on behalf of the Board, and reported periodically to the Board as the Committee deemed appropriate, in connection with the formation of our midstream MLP and initial public offering of limited partner interests in the MLP. • This Committee was comprised of the Lead Director and the chairpersons of the Board’s independent committees. • The MLP Special Committee had a term of one year, which expired in August 2008.	1

*	Committee Chairperson.

†	The Board has determined that Ms. Eberhart qualifies as an “audit committee financial expert” under the rules of the SEC. None of the members serve on the audit committee of more than two other public companies.

††	Serving in his capacity as Lead Director.

Board of Directors

Director Independence

In accordance with NYSE rules, the Sarbanes-Oxley Act, the Exchange Act and the rules of the SEC adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee in accordance with the Company’s director independence standards, which are contained in the Company’s Corporate Governance Guidelines found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Based on the standards contained in our Corporate Governance Guidelines, and the recommendation by the Nominating and Corporate Governance Committee, the Board of Directors has determined that each of the following non-employee directors are independent and have no material relationship with the Company that could impair such director’s independence:

• Larry Barcus	• H. Paulett Eberhart
• John R. Butler, Jr.	• John W. Poduska, Sr.
• Peter J. Fluor	• Paula Rosput Reynolds
• John R. Gordon

In addition, the Board has affirmatively determined that: (a) Mr. Hackett is not independent because he is the President and Chief Executive Officer of the Company; (b) Mr. Corbett is not independent because of his change of control agreement with Kerr-McGee Corporation, under which he receives continuation of medical benefits through August 2009; and (c) Mr. Allison is not independent because he had been an executive officer of Anadarko for many years and, as part of his retirement package, the Company will continue to provide him use of the Company’s aircraft, office space, secretarial assistance and a monitored residential security system during his lifetime.

With respect to Mr. Butler, the Board specifically considered that Mr. Butler’s son-in-law is a non-executive employee of the Company. The Board determined that this does not impact Mr. Butler’s independence. With respect to Mr. Fluor, the Board specifically considered that Mr. Fluor’s daughter is a non-executive employee of the Company. The Board determined that this does not impact Mr. Fluor’s independence. Ms. Eberhart, a director of the Company, was President and CEO of Invensys Process Systems, Inc. (Invensys) from January 2007 to January 2009. In 2008, Anadarko paid Invensys approximately $151,000 in connection with these services. This amount is less than 1% of Invensys’s consolidated gross revenues for its fiscal year ended March 31, 2008. The Board specifically considered that Invensys and its affiliates provide the Company with process automation services and determined that those services do not impact Ms. Eberhart’s independence. The Board also considered that Ms. Reynolds is currently Vice Chairman and Chief Restructuring Officer at American International Group Inc. (AIG), with which the Company maintains certain insurance policies. In 2008, the Company paid AIG an estimated $1.7 million in premiums for various insurance policies with an estimated aggregate limit of $185 million. Ms. Reynolds received no salary or bonus from AIG in 2008, and her current compensation is not tied in any respect to business with the Company or its affiliates. Finally, the Board specifically considered that Puget Sound Energy, Inc. (Puget) and its affiliates engage in gas purchases with the Company and its affiliates. Ms. Reynolds is married to Mr. Stephen P. Reynolds, who currently serves as Chairman, President and CEO of Puget. In 2008, Anadarko paid Puget approximately $448,000 in connection with such gas purchases. This amount is less than 1% of Puget’s consolidated gross revenues for its fiscal year ended December 31, 2008. The Board determined that these relationships do not impact Ms. Reynolds’ independence.

For information regarding our policy on Transactions with Related Persons, please see page 56 of this proxy statement.

Selection of Directors

The Company’s Corporate Governance Guidelines require that, with respect to Board vacancies, the Nominating and Corporate Governance Committee: (a) identify the personal characteristics needed in a director nominee so that the Board will possess the qualifications of the Board as a whole as these qualifications are set forth in the Corporate Governance Guidelines; (b) compile, through such means as the Committee considers appropriate, a list of potential director nominees thought to possess the individual qualifications identified in the Corporate Governance Guidelines; (c) may engage an outside consultant to assist in the search for nominees and to conduct background investigations on all nominees regardless of how nominated; (d) review the resume of each nominee; (e) conduct interviews with the nominees meeting the desired set of qualifications; (f) following interviews, compile a short list of nominees (which, at the discretion of the Committee, may consist of a single individual) who may meet, at a minimum, with the Chairman of the Board, the Chief Executive Officer and the Chairperson of the Nominating and Corporate Governance Committee and/or the Lead Director; and (g) evaluate the nominee(s) in relation to the culture of the Company and the Board and its needs.

Annual Evaluations

The Board and each of the independent committees have conducted self-evaluations related to their performance in 2008. The performance evaluations were supervised by the Nominating and Corporate Governance Committee and discussed by the applicable committee and the Board. The Board and each committee have implemented any necessary changes as a result of these evaluations.

Communication with the Directors of the Company

The Board of Directors welcomes questions or comments about the Company and its operations. Interested parties may contact the Board of Directors, including the Lead Director or any individual director, at nominating_governance@apcdirector.com or at Anadarko Petroleum Corporation, Attn: Corporate Secretary, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380-1046. Any questions or comments will be kept confidential to the extent reasonably possible, if requested. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors. If you wish to request copies of any of our governance documents, please see page 9 of this proxy statement for instructions on how to obtain them.

Stockholder Participation in the Selection of Director Nominees

The Nominating and Corporate Governance Committee did not receive any names of individuals suggested for nomination to the Company’s Board of Directors by its stockholders during the past year. However, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. To nominate a director, a stockholder must follow the procedures described in the Company’s By-Laws, which require that the stockholder give written notice to the Company’s Corporate Secretary at the Company’s principal executive offices. The notice to the Corporate Secretary must include the following:

•	the name and address of the stockholder and beneficial owner, if any, as they appear on the Company’s books;

•	the class or series and number of shares of the Company which are, directly or indirectly owned (including through a partnership) beneficially and of record by the stockholder and such beneficial owner and any derivative instrument directly or indirectly owned beneficially by such stockholder;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company;

•	any short interest in any security of the Company and any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company;

•	any performance-related fees (other than an asset-based fee) that such stockholder (including such stockholder’s immediate family) is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice;

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination;

•	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates and each proposed nominee, and his or her respective affiliates and associates;

•	with respect to each nominee for election or reelection to the Board of Directors a completed and signed questionnaire, representation and agreement that the nominee is not and will not become a party to:

–	any agreement, arrangement or understanding as to how such person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company;

–	any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;

–	any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed.

•	In addition, the nominee must be in compliance, if elected as a director of the Company, and agree to continue to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

•	Any such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Nominations must be received no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the first anniversary of our last Annual Meeting, or, if the nomination is with respect to a special meeting, not earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, such special meeting. For more information on stockholder participation in the selection of director nominees, please refer to that section in our Corporate Governance Guidelines and our By-Laws, which are posted on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Directors’ Continuing Education

The Company’s Director Education Policy encourages all members of the Board of Directors to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board of Directors as well as their responsibilities in their specific committee assignments. The Director Education Policy provides that the Company will reimburse the Board of Directors for all costs associated with attending any director education program.

Lead Director at the Non-Employee Directors’ Executive Sessions

The Board of Directors has elected Mr. Gordon as its Lead Director. As Lead Director, Mr. Gordon’s role is to aid and assist the Chairman and the remainder of the Board of Directors in assuring effective corporate governance in managing the affairs of the Board of Directors and the Company.

Additionally, Mr. Gordon presides at executive sessions of the non-employee directors. Executive sessions are held after each regularly scheduled quarterly meeting of the Board of Directors and at any other board meetings as requested by the directors. Mr. Gordon is also a member of the Executive Committee of the Board, providing additional representation for the independent directors in any actions taken by the Executive Committee between Board meetings.

Compensation and Benefits Committee Interlocks and Insider Participation

The Compensation Committee is made up of three independent, non-employee directors, Messrs. Fluor, Gordon and Poduska. Mr. Bryan, then an independent, non-employee director, also served on this committee until his retirement on December 31, 2008. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders as well as the skill level required by the Company’s Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained Hewitt Associates LLC in 2008 as its independent consultant to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for program design.

Retainer and Meeting Fees.  Non-employee directors receive the following compensation related to retainers and meeting fees:

(1) an annual retainer of $50,000;

(2) an annual committee membership retainer of $6,000 for each director who serves on the Audit Committee;

(3) an annual committee membership retainer of $3,000 for each committee on which the director serves (except for members of the Audit Committee and the MLP Special Committee);

(4) an annual retainer of $15,000 for serving as the chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee, an annual retainer of $25,000 for serving as Audit Committee chairperson, an annual retainer of $25,000 for serving as Lead Director;

(5) a fee of $2,000 for each Board meeting attended, plus expenses related to attendance; and

(6) a fee of $2,000 for each Board committee meeting attended, plus expenses related to attendance.

Members of the MLP Special Committee received only meeting fees and no other special retainer fees for their service on that committee.

Stock Plan for Non-employee Directors.  At the 2008 Annual Meeting, the stockholders approved the Anadarko Petroleum Corporation 2008 Director Compensation Plan, which replaced the 1998 Director Stock Plan. The 1998 Director Stock Plan has been terminated and no further awards will be made under that plan. Stock-based awards made to non-employee directors are made pursuant to the 2008 Director Compensation Plan. In addition to the retainer and meeting fee compensation, non-employee directors receive annual equity grants. Equity grants to non-employee directors are automatically awarded each year on the date of the

Company’s annual stockholder meeting. For 2008, each non-employee director received an annual equity grant with a value targeted at approximately $200,000, with 65% of the value delivered in deferred shares and 35% delivered in stock options. The deferred shares will be distributed to the director only when he or she ceases to serve as a director. The stock options vest one year from the date of grant and expire ten years from the date of grant.

Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, deferred common stock, or deferred cash under the Deferred Compensation Program described below, or any combination of the foregoing. Receipt of compensation in the form of common stock or deferred common stock provides non-employee directors the opportunity to increase their personal ownership in the Company and comply with the established director stock ownership guidelines that require directors to hold stock equivalent to three times the annual Board retainer. Directors have three years from the date of their initial election to the Board to comply with the guidelines. All non-employee directors currently exceed the Company’s stock ownership guidelines. This option also provides the directors a method to invest in the Company as a stockholder and aligns their interests with the stockholders of the Company. The amount of stock issued to directors for payment in lieu of their cash fees is determined at the end of the quarter for which compensation is earned, and is calculated by dividing the closing stock price of the Company’s common stock on the date of grant into the applicable fee for that period.

Deferred Compensation Program for Non-employee Directors.  Non-employee directors are eligible to participate in the Company’s Deferred Compensation Plan, which allows directors to defer receipt of up to 100% of their Board and committee retainers and/or Board and committee meeting fees. The Deferred Compensation Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds. The interest rate earned on the deferred amounts is not above-market or preferential. In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant. Mr. Fluor and Ms. Reynolds are the only directors who elected to defer compensation during 2008.

Other Compensation.  Non-employee directors are covered under the Company’s Accidental Death & Dismemberment Plan and the Company pays the annual premium for such coverage on behalf of each director. The Company also provides each director with Personal Excess Liability coverage and pays the annual premium on their behalf.

In November 2008, in consideration of Mr. Bryan’s 22 years of service to the Company’s Board of Directors, the Compensation Committee approved the accelerated vesting of all of Mr. Bryan’s outstanding unvested stock options effective with his retirement from the Board of Directors on December 31, 2008, and determined that Mr. Bryan would have 24 months from his retirement date to exercise such vested stock options unless such stock options expire earlier by their own terms. With this approval, the vesting restrictions on 2,250 non-qualified stock options awarded to Mr. Bryan on May 20, 2008 were accelerated to December 31, 2008. These awards were originally subject to a one-year vesting term and, under the provisions of his award agreement, would have otherwise been forfeited by Mr. Bryan upon his retirement from the Board.

Director Compensation Table for 2008

The following table sets forth information concerning total director compensation earned during the 2008 fiscal year by each non-employee director:

					Change in
					Pension Value
					and Non-qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)

Robert J. Allison, Jr.(4)	70,000	129,509	55,686	0	0	1,524	256,719
Larry Barcus	108,000	129,509	55,686	0	0	1,524	294,719
James L. Bryan(5)	94,000	129,509	24,844	0	0	55,506	303,859
John R. Butler, Jr.(6)	103,000	129,509	55,686	0	0	1,524	289,719
Luke R. Corbett(7)	60,000	129,509	55,686	0	0	1,524	246,719
H. Paulett Eberhart	122,000	129,509	55,686	0	0	1,524	308,719
Peter J. Fluor(8)	90,000	129,509	34,448	0	0	1,524	255,481
John R. Gordon(9)	121,000	129,509	55,686	0	0	1,524	307,719
John W. Poduska, Sr.	105,000	129,509	55,686	0	0	1,524	291,719
Paula Rosput Reynolds(10)	97,000	129,509	34,448	0	0	1,524	262,481

(1)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in 2008 related to non-option awards to directors, computed in accordance with SFAS No. 123(R). For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each of the non-employee directors had aggregate outstanding deferred stock as follows: Mr. Allison — 10,000 shares of deferred stock; Mr. Barcus — 27,882 shares of deferred stock; Mr. Bryan — 0 shares of deferred stock; Mr. Butler — 15,918 shares of deferred stock; Mr. Corbett — 4,900 shares of deferred stock; Ms. Eberhart — 8,900 shares of deferred stock; Mr. Fluor — 4,622 shares of deferred stock; Mr. Gordon — 21,676 shares of deferred stock; Mr. Poduska — 11,760 shares of deferred stock; and Ms. Reynolds — 4,622 shares of deferred stock.

(2)	The amounts included in the “Option Awards” column represent the compensation cost recognized by the Company in 2008 related to stock option awards to directors, computed in accordance with SFAS No. 123(R). For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008. As of December 31, 2008, each of the non-employee directors had aggregate outstanding stock options as follows: Mr. Allison — 26,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Mr. Barcus — 66,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Mr. Bryan — 78,700 vested and exercisable stock options; Mr. Butler — 66,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Mr. Corbett — 21,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Ms. Eberhart — 46,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Mr. Fluor — 2,250 unvested stock options that vest May 20, 2009; Mr. Gordon — 76,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; Mr. Poduska — 46,450 vested and exercisable stock options and 2,250 unvested stock options that vest May 20, 2009; and Ms. Reynolds — 2,250 unvested stock options that vest May 20, 2009.

(3)	For all non-employee directors, the amounts included in the “All Other Compensation” column include annual premiums paid by the Company for each director’s benefit in the amount of $124 and $1,400, respectively, for Accidental Death & Dismemberment coverage and Personal Excess Liability coverage. Additionally, Mr. Bryan’s amount includes the cost of a retirement gift and a $50,000 charitable contribution made on his behalf by the Company in consideration of his 22 years of service to the Company’s Board of Directors.

(4)	Certain ongoing benefits provided to Mr. Allison, which are not part of his compensation for service as a director of the Company, are discussed on page 56.

(5)	The amount included in Mr. Bryan’s “Option Awards” column includes the SFAS No. 123(R) modification expense of $3,606 related to the accelerated vesting of his May 20, 2008 option award. This modification expense represents the incremental fair value of the modified award over the value of the award Mr. Bryan received on May 20, 2008, measured immediately before the modification on December 31, 2008.

(6)	Mr. Butler elected to receive half of his fees in cash and half in common stock.

(7)	Under his change of control agreement with Kerr-McGee Corporation, Mr. Corbett receives continuation of medical benefits through August 2009. These benefits are not part of his compensation for service as a director of the Company.

(8)	Mr. Fluor deferred all of his retainer and meeting fees into the Company’s Deferred Compensation Plan.

(9)	Mr. Gordon elected to receive all of his director fees in common stock.

(10)	Ms. Reynolds deferred $67,500 of her retainer and meeting fees into the Company’s Deferred Compensation Plan.

The following table contains the grant date fair value of stock option and deferred stock awards made to each non-employee director, as indicated, during 2008.

					Grant Date Fair
				Exercise or	Value of Stock
				Base Price of	and Option
		Stock	Deferred	Option Awards	Awards
Directors	Grant Date	Options (#)	Stock (#)	($/Sh)(1)	($)(2)

All Non-Employee Directors	May 20		1,650		129,509
All Non-Employee Directors	May 20	2,250		78.49	55,883

(1)	Closing stock price on date of grant.

(2)	The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of the awards made to non-employee directors in 2008 computed in accordance with SFAS No. 123(R). The value ultimately realized by a director upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to the SFAS No. 123(R) determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information provided below summarizes the beneficial ownership of executive officers and directors of the Company and owners of more than 5% of outstanding common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth, as of March 3, 2009, the number and percentage of Anadarko common stock beneficially owned by the directors and executive officers of the Company.

	Amount and Nature of Beneficial Ownership
	Number of Shares		Stock
	of Common Stock		Acquirable	Total
	Beneficially		Within	Beneficial	Percent
Name of Beneficial Owner	Owned(1)(2)		60 Days	Ownership	of Class

James T. Hackett	237,584		622,535	860,119	*
R. A. Walker	61,340		126,802	188,142	*
Karl F. Kurz	50,917	(3)	112,635	163,552	*
Charles A. Meloy	27,552		37,001	64,553	*
Robert K. Reeves	44,150		269,368	313,518	*
Robert J. Allison, Jr.	533,662		26,450	560,112	*
Larry Barcus	133,608	(4)	66,450	200,058	*
John R. Butler, Jr.	81,444		66,450	147,894	*
Luke R. Corbett	4,900		21,450	26,350	*
H. Paulett Eberhart	8,900		46,450	55,350	*
Peter J. Fluor	5,622		0	5,622	*
John R. Gordon	157,736	(3)	76,450	234,186	*
John W. Poduska, Sr.	41,076		46,450	87,526	*
Paula Rosput Reynolds	5,222		0	5,222	*
All directors and executive officers as a group, (17 persons)	1,513,162		1,700,570	3,213,732	*

*	Less than one percent.

(1)	Does not include shares of common stock which the directors or executive officers of the Company have the right to acquire within 60 days of March 3, 2009. This column does include shares of common stock held in the Company’s Benefits Trust as a result of the director compensation and deferral elections made in accordance with our benefit plans described elsewhere in this proxy statement. These individuals share voting power with the trustee under that plan and receive dividend equivalents on such shares, but do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed. In addition, some shares of common stock reflected in this column for certain individuals are subject to restrictions.

(2)	Does not include the following number of restricted stock units, which do not have voting rights but do receive dividend equivalents: Mr. Hackett, 147,933; Mr. Walker, 43,533; Mr. Kurz, 37,933; Mr. Meloy, 20,666; and Mr. Reeves, 30,000. The terms associated with these awards are described in more detail on page 33.

(3)	Includes shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts (Karl F. Kurz, 32,986 shares; and John R. Gordon, 136,060 shares).

(4)	Includes 105,726 shares of common stock pledged as collateral on a $3,000,000 line of credit.

Certain Beneficial Owners

The following table shows the beneficial owner of more than five percent of the Company’s common stock as of December 31, 2008 based on information available as of February 13, 2009.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership	Percent of Class

Common Stock	ClearBridge Advisors, LLC 620 8th Avenue New York, NY 10018	32,516,657(1)	7.08%

(1)	Based upon its Schedule 13G filed February 13, 2009 with the SEC with respect to Company securities held as of December 31, 2008, ClearBridge Advisors, LLC has sole voting power as to 27,385,356 shares of common stock and sole dispositive power as to 32,516,657 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2008, except that (i) in February 2008, a late Form 4 was filed for Robert P. Daniels relating to a gift of 100 shares of Company common stock in August 2006, and (ii) in December 2008, Mr. Corbett had six transactions that were reported on one late Form 4 because the securities transactions were conducted by a money manager without Mr. Corbett’s knowledge.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board is responsible for independent, objective oversight of the Company’s accounting functions and internal controls over financial reporting. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The independent auditor is also responsible for performing independent audits of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

KPMG LLP served as the Company’s independent auditor during 2008 and was appointed by the Audit Committee to serve in that capacity for 2009 (and we are seeking ratification by the Company’s stockholders at this Annual meeting of such appointment). KPMG LLP has served as the Company’s independent auditor since its initial public offering in 1986.

In connection with these responsibilities, the Audit Committee met with management and the independent auditor to review and discuss the December 31, 2008 financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received written disclosures from the independent auditor required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

THE AUDIT COMMITTEE
H. Paulett Eberhart, Chairperson
Larry Barcus
John R. Butler, Jr.
Paula Rosput Reynolds

COMPENSATION AND BENEFITS COMMITTEE REPORT
ON 2008 EXECUTIVE COMPENSATION

The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND BENEFITS COMMITTEE

John W. Poduska, Sr., Chairman
Peter J. Fluor
John R. Gordon

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the following:

•	the principles on which our executive compensation program is based;

•	how we make compensation decisions and determine the amount of each element of compensation;

•	the elements of our total executive compensation program and the reasons why we have chosen these elements; and

•	an analysis of the material compensation decisions made by the Compensation Committee during 2008.

Executive Summary

The Company delivered very strong operational and financial performance for 2008, despite significant weather events (such as hurricanes), third-party-related export pipeline issues, unforeseen declines in commodity prices and the collapse of the global capital markets. The first half of 2008 consisted of record high commodity prices and a highly competitive market for executive talent in the energy industry. During the last part of the year and continuing into 2009, we have been faced with commodity prices that are less than one-third of the highs found in early 2008. However, the competition remains tight for executives who possess the knowledge and leadership skills necessary to guide us through these unprecedented times and maximize value to our stockholders.

During this period, the Compensation Committee has continued to review its executive compensation philosophy to ensure that it provides appropriate incentive and reward in this environment based upon its pay-for-performance objectives. As more fully described below, the executive compensation programs that were in place during 2008 operated as intended when initially designed and implemented. For example, based on the relative share price performance against peers, no payout was earned on the performance units that vested at the end of 2008. In addition, an annual incentive plan performance score of 174% of target was achieved due to very strong operating performance, including substantial reserve growth (before price revisions and divestitures), good management of capital allocation, successful cost inflation management, our aggressive response to production challenges in the Gulf of Mexico, and an outstanding commitment to the safety of our employees. Due to a disciplined debt reduction effort and our operational successes, management has strengthened the Company’s position for the current uncertain volatile industry concerns and enabled a focus on future growth. We attribute a meaningful portion of this success to the incentive programs that were designed to pay for performance and to more closely align our executives’ interests with those of our stockholders.

As the Company moves forward into 2009, the Compensation Committee understands the uncertain environment and the potential challenges that it creates with respect to executive compensation. The Committee will continue to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Committee believes that the total compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests: it features an appropriate balance of operating and financial performance measures, short- and long-term performance periods, significant stock ownership and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to Anadarko’s sustained long-term performance.

How We Make Compensation Decisions

Philosophy

The Compensation Committee believes that:

•	executive interests should be aligned with stockholder interests;

•	executive compensation should be structured to provide appropriate incentive and reasonable reward for the contributions made and performance achieved; and

•	a competitive compensation package must be provided to attract and retain experienced, talented executives to ensure Anadarko’s success.

  Design Principles

In support of this philosophy, Anadarko’s executive compensation programs are designed to adhere to the following principles:

•	a majority of total executive compensation should be in the form of equity-based compensation;

•	a meaningful portion of total executive compensation should be tied directly to the achievement of goals and objectives related to Anadarko’s targeted financial and operating performance;

•	a significant component of performance-based compensation should be tied to long-term relative performance measures that emphasize an increase in stockholder value over time;

•	performance-based compensation opportunities should not encourage excessive risk taking that may compromise the Company’s value or its stockholders;

•	executives should maintain significant levels of equity ownership;

•	to encourage retention, a substantial portion of compensation should be forfeitable by the executive upon voluntary termination;

•	total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contribution to the organization; and

•	our executives should be motivated to contribute as team members to Anadarko’s overall success, as opposed to merely achieving specific individual objectives.

Resources and Other Considerations Used in the Compensation Decision-Making Process

The Compensation Committee utilizes several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Compensation Committee exercises judgment and discretion in making them.

Compensation Consultant.  The Compensation Committee utilizes an independent executive compensation consultant to review executive compensation and benefit programs. In 2008, the Compensation Committee directly retained Hewitt Associates LLC, or Hewitt, as its outside compensation consultant. In this engagement, Hewitt reports directly and exclusively to the Compensation Committee; however, at the Compensation Committee’s direction, the consultant works directly with management to review or prepare materials for the Compensation Committee’s consideration. Hewitt attended all six Compensation Committee meetings in 2008. The Compensation Committee did not engage any consultant other than Hewitt during 2008 to provide executive compensation consulting services. The Compensation Committee’s engagement of Hewitt included the following services:

•	providing relevant market data (including benchmarking, surveys, trends and best practices information) as a background against which the Compensation Committee could consider total executive officer compensation elements and awards;

•	advising the Compensation Committee on aligning compensation programs with the interests of our stockholders; and

•	attending and participating in Compensation Committee meetings throughout the year as the Compensation Committee deemed appropriate.

In 2008, Hewitt provided limited services to the Company not related to executive or director compensation, including employee communications and actuarial services. In early 2008, we retained a firm other than Hewitt to provide actuarial services in the United States on a go-forward basis and, in January 2009, we retained a firm other than Hewitt to provide the employee communications services on a go-forward basis.

Accordingly, Hewitt no longer performs any material services for us in the United States outside the scope of its engagement with the Compensation Committee; however, it provides actuarial services for our United Kingdom pension program. As part of Hewitt’s engagement agreement with the Compensation Committee, any significant new engagement between us and Hewitt is contingent upon notification to the Compensation Committee. The Compensation Committee reviews the engagement of its independent compensation consultant on an annual basis, and as part of that process reviews a summary of all services provided by Hewitt and related costs.

Benchmarking.  During 2008, the Compensation Committee conducted its annual benchmarking review of an industry peer group to use as a reference point for assessing competitive executive compensation data. This industry peer group consists of select oil and gas industry peer companies similar to us in size, scope and nature of business operations. The Compensation Committee also reviewed data from a broader group of companies, which consists of select companies from diverse industries that are similar to us in size (based primarily on annual revenues) but are not directly comparable to us. This data is used for gaining a general understanding of broader trends outside our industry, but is not used to benchmark our total executive compensation.

Our current industry peer group consists of the following companies:

• Apache Corporation	• Devon Energy Corporation	• Noble Energy, Inc.
• Chesapeake Energy Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company

Within the oil and gas industry, there are a very limited number of companies that closely resemble us in size, scope and nature of business operations. Our industry peer group contains companies in our industry that are both larger and smaller in scope and that may operate in related business segments in the industry in which we have no operations, such as refining. We compete with these companies for talent and believe the selected companies are currently the most appropriate with respect to executive compensation benchmarking. The differences and similarities between us and the companies in our industry peer group are taken into consideration when referencing benchmarks for executive compensation decisions. In 2008, Plains Exploration & Production Company was added to the industry peer group to replace EnCana Corporation, which had announced earlier in the year that it intended to split into two separate entities.

Tally Sheets.  To provide the Compensation Committee a single source for viewing the aggregate value of all material elements of executive compensation, “tally sheets” are created for each of our named executive officers on an annual basis. The tally sheets provide a snapshot of:

•	current total annual compensation, including base salary, annual cash incentives, equity compensation, benefits and perquisites;

•	accumulated unvested equity award values and total stock ownership levels; and

•	estimated termination benefits for a variety of voluntary and involuntary termination events, including change of control.

The Compensation Committee does not assign a weighting to the tally sheets in their overall decision-making process.

Role of CEO and/or Other Executive Officers in Determining Executive Compensation.  Our Chief Executive Officer, Mr. Hackett, provides recommendations to the Compensation Committee for each element of compensation for each of the executive officers other than himself. In forming his recommendations, he may seek input from other senior officers about their direct reports. The Compensation Committee, with input from Hewitt, determines each element of compensation for Mr. Hackett and, with input from Hewitt and Mr. Hackett, determines each element of compensation for the other executive officers. At the Compensation Committee’s request, our executive officers assess the design of, and make recommendations related to, our compensation and benefit programs, including recommendations related to the appropriate financial and non-

financial performance measures used in our incentive programs. Executive officers may also attend meetings at the invitation of the Compensation Committee.

Other Considerations.  In addition to the above resources, the Compensation Committee considers other factors when making compensation decisions, such as individual experience, individual performance, internal equity, development and/or succession status, and other individual or organizational circumstances. With respect to equity-based awards, the Compensation Committee also considers the cost of such awards, the impact on dilution, and the relative value of each element comprising total target executive compensation.

Stock Ownership Guidelines.  We have maintained stock ownership guidelines for executive officers since 1993 with the goal of promoting equity ownership and aligning our executive officers’ interests with our stockholders. Generally, these guidelines must be met within three years after becoming subject to them. The ownership guidelines are currently established at the following minimum levels:

Ownership Status
Position	Guideline	as of 12/31/2008

Chief Executive Officer	5 x base salary	Exceeds
Chief Operating Officer	3 x base salary	Exceeds
Senior Vice Presidents	2.5 x base salary	Exceeds
Vice Presidents	2 x base salary	Exceeds	(1)

(1)	All but one vice president, who was hired in 2008, exceed the required stock ownership guidelines.

The Compensation Committee reviews the stock ownership levels annually. In determining stock ownership levels, we include: shares of common stock held directly by the executive; shares of common stock held indirectly through our Employee Savings Plan; unvested restricted stock; unvested restricted stock units; and the target number of outstanding performance units that are structured to pay in shares of common stock. Outstanding unexercised stock options are not included. In addition, the Company has a policy that prohibits directors, officers or employees from engaging in short sales, transactions involving stock options or restricted stock, or other derivative-type transactions relating to our stock.

Regulatory Requirements.  Together with the Compensation Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC, limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain named executive officers, unless the compensation is “performance-based” as defined under federal tax laws. Stock options, performance units and cash awards granted under our 2008 Omnibus Incentive Compensation Plan (Omnibus Plan) and our 1999 Stock Incentive Plan satisfy the performance-based requirements and, as such, are fully deductible. Because Mr. Hackett’s base salary is above $1 million, the portion of base salary in excess of $1 million is not deductible. Grants of restricted stock unit awards made in 2008 are not considered performance-based and the value of those awards is generally subject to the deductibility limitations under Section 162(m). In March 2008, the Compensation Committee approved a plan to qualify 2009 restricted stock and restricted stock unit grants as “performance-based” compensation under Section 162(m). The Compensation Committee is committed to providing compensation that qualifies as performance-based and is fully deductible. However, the Compensation Committee believes it is important to provide compensation that is not fully deductible when necessary to retain and motivate certain executive officers and when it is in our best interest and the best interest of our stockholders.

Section 409A of the IRC provides that all amounts deferred under a non-qualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We have designed or amended our plans and programs to either be exempt from Section 409A or, if subject to Section 409A, to be in compliance with applicable regulations to properly allow deferral.

SFAS No. 123(R) requires the recognition of expense for the fair value of share-based payments. The statement became effective for us beginning January 1, 2006. We had previously adopted the fair value method of accounting for share-based payments effective January 1, 2003, using the “modified prospective method” described in SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123. Awards of stock options, performance units, restricted shares and restricted stock units under our Omnibus Plan and 1999 Stock Incentive Plan are accounted for under SFAS No. 123(R). The adoption of SFAS No. 123(R) did not have a material impact on our results of operations or financial position.

Clawback Provision.  Under the Omnibus Plan, which covers our annual incentive program awards and our equity-based awards, if the Company is required to prepare an accounting restatement as a result of material noncompliance, the Plan Administrator may determine that a Participant (as defined in the plan) who is deemed to have knowingly engaged in or failed to prevent misconduct giving rise to such a restatement will be required to reimburse the Company an amount equal to any Award (as defined in the plan) earned or accrued during the 12-month period following the first public issuance or filing with the SEC.

Elements of Total Executive Compensation

Our total executive compensation program includes both direct and indirect compensation, the elements of which are described in the tables below. We believe that a majority of executive compensation should be performance-based; however, we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. The Compensation Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and its judgment as a committee.

The table below identifies each element of direct compensation and the primary purpose for using each element. The level of each element of direct compensation (both “fixed” and “variable”) is generally targeted between the 50th and 75th percentiles of our industry peer group, unless otherwise specified. When making decisions on each of these elements, the Compensation Committee takes into consideration the multiple factors discussed above in the “How We Make Compensation Decisions” section beginning on page 24.

Direct Compensation Element	Primary Purposes

Fixed
Base Salary	• Provides a fixed level of income to compensate executives for their level of responsibility, relative expertise and experience, and in some cases their potential for advancement

Variable/Performance-Based
Annual Cash Incentives	• Motivates and rewards executives for achieving short-term Company objectives aligned with value creation • Recognizes individual contributions to Company performance

Restricted Stock/Restricted Stock Units
• Aligns the interests of executives with our stockholders by emphasizing long-term share ownership and stock price appreciation

• Provides a forfeitable ownership stake to encourage executive retention

Stock Options	• Aligns the interests of executives with our stockholders by rewarding long-term growth in our stock value • Provides a forfeitable ownership stake to encourage executive retention

Performance Units
• Recognizes how the Company performs relative to its industry peers under common external market conditions

• Motivates and rewards the achievement of long-term strategic Company objectives

• Provides a forfeitable long-term incentive to encourage executive retention

The charts below illustrate each of the fixed and variable elements as a proportion of the total amount of the named executive officers’ total direct compensation. Base salary information is based on salaries that became effective in November 2008, as discussed on page 30, target bonus opportunities effective for 2009, as discussed on page 31, and the estimated grant date value for the 2008 annual equity awards, as discussed on page 33.

The previous charts indicate that over 85% of total direct compensation is variable and at least 75% is in the form of equity-based grant values, with the CEO having approximately 82% of his compensation in the form of equity-based compensation.

The table below identifies each element of indirect compensation and the primary purpose for using each element. The value of each element of indirect compensation is generally structured to be competitive within our industry.

Indirect Compensation Element	Primary Purposes

Retirement Benefits
• Provides a competitive means for executives to build financial security

• Attracts talented executives and rewards them for extended service

• Offers secure and tax-advantaged vehicles for executives to save effectively for retirement

Other Benefits (e.g., health care, paid time off, disability and life insurance) and Perquisites
• Enhances employee welfare and financial security

• Provides a competitive package to attract and retain executive officers

• Perquisites do not constitute a significant part of executive compensation

Severance Benefits	• Attracts and helps retain executive officers in a volatile and consolidating industry • Provides transitional income following an executive officer’s involuntary termination of employment

The following is a discussion of each compensation element and the specific actions taken by the Compensation Committee in 2008 related to each element. Each of these elements is reviewed on an annual basis, and may be reviewed at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions. The same design principles and factors are applied in a consistent manner to all named executive officers. Material differences in the amount of compensation awarded to each of the named executive officers generally reflect the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our industry peer group. For example, our CEO’s compensation is significantly higher than the compensation of the other named executive officers. This difference in compensation reflects that our industry peer group benchmark data is substantially higher for the CEO role than for the other named executive officer positions, reflecting the higher degree of responsibility and scrutiny the CEO position entails for the image, strategic direction, financial condition, and operating results of the Company.

Base Salary

The table below reflects the base salaries that were approved by the Compensation Committee in 2008:

	Salary as of	Salary Effective
Name	January 1, 2008	November 2008	Increase%

Mr. Hackett	$1,500,000	$1,567,500	4.5%
Mr. Walker	$650,000	$682,500	5.0%
Mr. Kurz	$650,000	$682,500	5.0%
Mr. Meloy	$550,000	$575,000	4.5%
Mr. Reeves	$500,000	$525,000	5.0%

The base salaries for the named executive officers fall within the targeted range (between 50th and 75th percentiles of our industry peer group).

Annual Cash Incentives (Bonuses)

Our executive officers participate in the annual incentive program, or AIP, which is part of our Omnibus Plan that was approved by our stockholders in 2008. In February 2008, the Compensation Committee established a baseline AIP performance hurdle for the named executive officers of $2.5 billion of cash flow from continuing operations for the fiscal year. If this performance hurdle is not achieved, the named executive officers earn no AIP bonuses. If the performance hurdle is met, the bonus pool is funded at the maximum bonus opportunity level for each named executive officer. The Compensation Committee may apply negative discretion in determining actual awards, taking into consideration our actual performance against corporate annual performance goals (as discussed below), each individual officer’s performance and contributions, and other factors as deemed appropriate by the Compensation Committee. The AIP bonus pool was fully funded for the 2008 performance year based on our exceeding the established performance hurdle.

If the initial performance hurdle is met, the Compensation Committee uses the following formula as a guideline for determining individual bonus payments:

Individual Target Bonus Opportunities.  Individual target bonus opportunities, set as a percentage of base salary, are generally established to provide bonus opportunities between the 50th and 75th percentile levels of our industry peer group. Executive officers may earn from 0% up to 200% of their individual bonus target. The bonus targets for 2008 are shown in the table below. As part of its annual review of executive compensation in 2008, the Compensation Committee made no changes to the named executive officers’ bonus targets for 2009.

	Minimum	Target	Maximum
	Payout as a	Payout as a	Payout as a
Name	% of Salary	% of Salary	% of Salary

Mr. Hackett	0%	130%	260%
Mr. Walker	0%	100%	200%
Mr. Kurz	0%	100%	200%
Mr. Meloy	0%	95%	190%
Mr. Reeves	0%	90%	180%

AIP Performance Score.  In determining the performance score under the Company’s AIP for 2008, the Compensation Committee approved the following internal operational, financial and safety measures and weightings:

•	Operational Measures (Reserve Additions and Production Volumes) — The primary business objectives for an exploration company are to find and produce reserves. Including specific operational goals on reserve additions (before price revisions and divestitures) and production volumes provides a direct line of sight for our operations personnel and gives them a direct stake in our operational successes.

•	Financial Measures (Capital Expenditures and EBITDAX/Barrel of Oil Equivalent (BOE)) — These financial measures focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment. For AIP purposes, EBITDAX is defined as operating income before interest, taxes, depreciation, depletion and amortization, exploration expenses, and unrealized gains (losses) on derivatives and excludes the gains (losses) on the sale of properties.

•	Safety — The health and safety of our employees is very important to us and critical to our success. Accordingly, we include among our performance metrics a target total recordable incident rate per 100 employees so that employees are focused on maintaining a safe work environment.

•	Cash Cost Management Factor — This factor acts as a potential multiplier on the AIP Performance Results for 2008 (as calculated below) and is intended to encourage employees to focus on efficiencies that impact controllable cash costs. The cash cost management factor is calculated as oil and gas lease operating expense plus general and administrative expense divided by total sales volumes.

In both approving performance goals and measuring the Company’s performance against those goals, the Compensation Committee may use its discretion in determining the extent to which such goals or results properly reflect the Company’s achievement of overall business objectives, including any material changes in the Company’s operations or business objectives during the course of a given year. The table below reflects both the target and performance results against the target for each measure under the AIP:

	Relative		AIP	AIP
	Weighting	AIP Target	Performance	Performance
2008 AIP Performance Goals	Factor	Performance	Results	Score

Reserve Additions (before price revisions and divestitures), MMBOE	25%	260	290	52%
Production Volumes, MMBOE	25%	209	206	18%
Capital Expenditures, $MM	20%	$5,100	$5,232	15%
EBITDAX/BOE, $	20%	$33.50	$43.97	72%
Total Recordable Incident Rate (Safety)	10%	0.89	0.77	17%

Total	100%			174%
Cash Cost Management Factor(1)	Up to 10% Multiplier			No effect

(1)	This factor is capped at a 10% multiplier and cannot cause the total AIP Performance Score to exceed 200%.

Individual Performance Adjustments.  In determining a named executive officer’s bonus payment, the Compensation Committee may make an adjustment based on individual performance. This adjustment allows the Compensation Committee to recognize an individual’s significant contributions that may not be reflected in the overall AIP performance score. The Compensation Committee did not make any individual performance adjustments for the named executive officers’ 2008 bonus payments in recognition of the team effort exhibited by our senior management in driving the Company’s success.

The AIP awards earned for 2008 and paid to each of the named executive officers are shown in the table below and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

	Base Salary		Target Bonus		AIP		Individual
	Earnings for		as% of Base		Performance		Performance		Actual Bonus
Name	2008		Salary		Score%		Adjustments		Award ($)

Mr. Hackett(1)	$1,510,385	X	130%	X	174%	+/−	0	=	$3,416,491
Mr. Walker	$655,000	X	100%	X	174%	+/−	0	=	$1,139,700
Mr. Kurz	$655,000	X	100%	X	174%	+/−	0	=	$1,139,700
Mr. Meloy	$553,846	X	95%	X	174%	+/−	0	=	$915,508
Mr. Reeves	$503,846	X	90%	X	174%	+/−	0	=	$789,023

(1)	Mr. Hackett elected to use approximately one-third of his AIP award for 2008 performance to purchase 18,000 shares of Anadarko common stock in the open market on February 19, 2009. This purchase was a voluntary, open market transaction made as an indication of Mr. Hackett’s confidence in the Company’s stock value.

Equity Compensation

The Compensation Committee makes equity-based awards under our Omnibus Plan, which was approved by our stockholders in May 2008. Equity-based awards for named executive officers are typically made at the regularly scheduled meeting of the Compensation Committee each November. Equity awards for newly-hired executive officers are made on the executive officer’s first day of employment with us. Equity awards made in connection with promotions or in recognition of achievements are approved by the Compensation Committee and the grant date is generally the date of approval.

Our annual awards consist of a combination of stock options, time-based restricted stock units and performance unit awards. The 2008 awards allocated 50% of grant-date value to non-qualified stock options, 20% to restricted stock units and 30% to performance units. This was a change from the 2007 awards, which allocated value equally across all three components. The Compensation Committee approved this change in allocation to emphasize a focus on share price appreciation, and to motivate senior management with increased upside potential and greater downside risk. In addition, the use of performance unit awards and restricted stock units enables us to better manage our potential stock dilution. Annual equity award values are generally positioned between the 50th and 75th percentile levels of similarly-awarded opportunities among the members of our industry peer group.

Below is a summary of the provisions of each of the equity award types:

Equity Award Type	Provisions

Stock Options	•	The term of the grant does not exceed seven years
	•	The exercise price is not less than the market price on the date of grant
	•	Repricing of options to a lower exercise price is prohibited, unless approved by stockholders
	•	Options typically vest equally over three years, beginning with the first anniversary of the date of grant
	•	Generally, an executive officer will forfeit any unvested stock options if the executive terminates voluntarily or is terminated for cause prior to the vesting date

Restricted Stock Units	•	Typically vest equally over three years, beginning with the first anniversary of the date of grant
	•	Executive officers receive dividend equivalents on the units, but do not have voting rights
	•	Generally, an executive officer will forfeit any unvested restricted stock units if the executive terminates voluntarily or is terminated for cause prior to the vesting date
	•	Executive officers have the ability to defer restricted stock unit awards

Performance Units	•	Are earned based on the Company’s relative total stockholder return, or TSR, performance against a specified peer group
	•	Each performance unit is denominated in shares of our stock, with payout based on performance over a specified performance period
	•	Awards are paid in either shares or cash, as determined by the Compensation Committee at the time of grant
	•	Executive officers are awarded a target award, with actual payout ranging from 0% to 200% of the target award
	•	Executive officers do not have voting rights with respect to, and no dividends are paid on, these awards
	•	Generally, an executive officer will forfeit any unvested performance units if the executive terminates voluntarily or is terminated for cause prior to the end of the performance period
	•	Executive officers have the ability to defer performance unit awards

The following table reflects the payout scale for the current annual performance unit program:

Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12

Payout as% of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

The TSR measure provides an external comparison of our performance against an industry peer group. The industry peer group is listed in the table below.

• Apache Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company
• Devon Energy Corporation	• Noble Energy, Inc.

If any of these peer companies ceases to exist during the performance period, the Compensation Committee has approved Chesapeake Energy Corporation and XTO Energy, Inc. as replacement companies (in that order).

Below is an example of how the performance unit payout scale works, assuming an executive officer received a target award of 20,000 performance units.

Target
		Performance	Relative TSR
		Units for	Ranking for
		Each	the
Total Target	Performance	Performance	Performance	Payout	Actual Payout	Timing of
Award	Period	Period	Period	%	Earned	Payout

20,000 performance units	50% tied to a two-year performance period	10,000 (20,000 x 50)%	3rd	164%	16,400 units (10,000 x 164)%	Paid after end of two-year performance period

	50% tied to a three-year performance period	10,000 (20,000 x 50)%	10th	0%	0 units (10,000 x 0)%	Paid after end of three-year performance period

Equity Awards Made During 2008

On November 4, 2008, the Compensation Committee approved the following annual long-term incentive awards. These awards are included in the Grants of Plan-Based Awards Table on page 43.

		Number of	Target Number
	Number of	Restricted Stock	of Performance
Name	Stock Options	Units	Units

Mr. Hackett	572,200	93,000	140,600
Mr. Walker	182,900	29,800	45,000
Mr. Kurz	144,700	23,600	35,600
Mr. Meloy	79,500	13,000	19,600
Mr. Reeves	115,300	18,800	28,400

Performance Units — Results for Performance Periods Ending in 2008

In February 2009, the Compensation Committee certified the performance results for the 2008 transitional performance unit awards for specified executives with a one-year performance period that ended December 31, 2008. Under the provisions of this award, the targeted performance units were subject to our relative TSR performance against a defined TSR peer group. The following table lists the target number of performance units awarded and actual performance units earned by the named executive officers under the provisions of the 2008 transitional performance unit awards for the one-year performance period that ended December 31, 2008:

		Actual
	Target	Performance Units
Name	Performance Units	Earned

Mr. Hackett	38,100	0
Mr. Walker	10,018	0
Mr. Kurz	7,719	0
Mr. Meloy	4,650	0
Mr. Reeves	7,188	0

Retirement Benefits

Our executive officers participate in the following retirement and related plans.

Employee Savings Plans.  The Anadarko Employee Savings Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that allows participating U.S. employees to contribute up to 30% of eligible compensation, on a before-tax basis or on an after-tax basis (via a Roth or supplementally), into their 401(k) Plan accounts. Eligible compensation for named executive officers includes base salary and certain annual incentive payments. Under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participants up to six percent of their total eligible compensation. This plan is subject to applicable Internal Revenue Service, or IRS, limitations regarding contributions under this plan. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor a non-qualified Savings Restoration Plan. The Savings Restoration Plan accrues a benefit substantially equal to the amount that, in the absence of any IRS limitations, would have been allocated to an employee’s account as a matching contribution under the 401(k) Plan. The Savings Restoration Plan permits participants to allocate the matching contributions among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan. Notional earnings are credited to their account based on the market rate of return provided by the investment funds.

Amounts deferred, if any, under the 401(k) Plan and the Savings Restoration Plan by the named executive officers are included, respectively, in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. Our matching contributions allocated to the named executive officers under the 401(k) Plan and the Savings Restoration Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

Pension Plans.  Anadarko provides funded, tax-qualified retirement benefits for all U.S. employees. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor non-qualified restoration plans that cover the named executive officers and certain other employees. The pension plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service as defined in the pension plans. Compensation covered by the pension plans for the participants includes base salary and certain annual incentive payments. The amount of compensation that may be considered in calculating benefits under the pension plans is limited by IRS regulations.

Messrs. Hackett, Walker and Reeves have certain supplemental retirement benefits under our non-qualified Retirement Restoration Plan. The Retirement Restoration Plan provides that Mr. Hackett will receive a special service credit to be applied towards his eligibility for our retiree medical and dental benefit programs. This benefit will accrue in a manner similar to the special pension crediting in Mr. Hackett’s employment agreement. The plan also provides for a one-time service credit of eight years and five years to Messrs. Walker and Reeves, respectively, if they each remain employed by us until the age of 55. This service credit will be considered applicable service towards our retirement benefit programs, including pension and retiree medical and dental benefits. These supplemental retirement benefits were provided to Messrs. Walker and Reeves in 2007 to recognize that they were both mid-career hires that we would like to retain for the remainder of their careers. Providing them additional service credits recognizes a portion of their prior industry experience and service years which directly benefits us and our stockholders. The accrued benefits related to these special pension credits are discussed in the Pension Benefits Table on page 48. The Compensation Committee does not intend to grant any additional pension credits to our executive officers at this time.

Messrs. Hackett and Meloy are both eligible to receive supplemental pension benefits upon meeting certain employment conditions under the terms, respectively, of Mr. Hackett’s employment agreement, which was originally entered into when he joined the Company in December 2003, and Mr. Meloy’s retention agreement, which was entered into in August 2006 in connection with the closing of the Kerr-McGee acquisition. Details of these arrangements, including the accrued benefits for each of the named executive officers, are discussed further in the “Employment Agreements” section beginning on page 39 and in the Pension Benefits Table on page 48.

Other Benefits

In addition to the retirement benefits discussed above, we also provide other benefits such as medical, dental, vision, flexible spending accounts, paid time off, payments for certain relocation costs, disability coverage and life insurance to each named executive officer. These benefits are also provided to all other eligible U.S. based employees.

We also maintain a Deferred Compensation Plan for directors and certain employees, including the named executive officers. The Deferred Compensation Plan allows employees to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP bonus payments. The Deferred Compensation Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (except not for a Company stock fund). In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant. We do not subsidize or match these deferred amounts. Details regarding participation in the plan by the named executive officers can be found in the Non-qualified Deferred Compensation Table on page 50.

Perquisites

We provide a limited number of perquisites to the named executive officers. These perquisites are assessed annually as part of the total competitive review and include:

•	Financial Counseling, Tax Preparation and Estate Planning — Executive officers are eligible to receive reimbursement for eligible expenses up to a specified annual maximum. For 2008, the financial counseling and tax preparation benefits were limited to $19,590 in the first year of use and $11,730 for each following year, although actual costs may be less. The estate planning services are made available to executive officers on an as-needed basis and the services have typically been utilized once every three years. All expenses related to financial counseling, tax preparation and estate planning are considered taxable income to the executive officer. Mr. Hackett has voluntarily declined to utilize the financial planning, tax preparation and estate planning perquisites offered by us.

•	Executive Physical Program — Executive officers are eligible to receive reimbursement for an annual physical exam.

•	Personal Excess Liability Insurance — We pay an annual premium to maintain excess liability coverage on behalf of each officer. The annual premium is imputed and considered taxable income to the officer.

•	Personal Use of Company Aircraft — We maintain aircraft for business travel purposes. Officers may, from time to time, utilize such aircraft for personal travel. When so utilized, the compensation related to such personal use is imputed and considered taxable income to the executive officer as required by applicable statutes and regulations.

•	Country Club Membership — We reimburse executive officers for monthly dues and any additional business expenses.

•	Entertainment Events and Other — We purchase tickets to various sporting and entertainment events for business purposes. We have also leased recreational facilities for business purposes. If not used for business purposes, we may make these tickets and facilities available to our employees, including our executive officers, as a form of recognition and reward for their efforts.

As required by the Board, we provide security services for Mr. Hackett at his home. Pursuant to our security policy, we also require Mr. Hackett to use our aircraft for personal use as well as business travel. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers that accompany Mr. Hackett. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

Our incremental cost of the various perquisites provided is included in the “All Other Compensation” column of the Summary Compensation Table on page 41. Individual perquisite values are disclosed in the All Other Compensation Table and supporting footnotes following the Summary Compensation Table on page 42. We do not provide any tax gross-ups on these perquisites.

Severance Benefits

The Company currently provides the below severance benefits to its named executive officers. On a periodic basis, the Committee, in consultation with its independent executive compensation advisor, will review, consider and adjust, as the Committee deems necessary and appropriate, the provisions of severance and change-of-control benefits provided to executives. In connection with any such review, the Committee will determine whether and to what extent severance benefits should be promised, the appropriateness of tax gross-ups in a severance or change-of-control context, and the appropriate level of compensation payable in a severance or change-of-control context. The Committee will take into consideration other arrangements that may exist for an executive so as to ensure that the entire compensation package is consistent with the Committee’s executive compensation philosophy.

Officer Severance Plan.  Our named executive officers are eligible for benefits under the Officer Severance Plan. Benefits provided under this plan may vary depending upon the executive officer’s level within the organization and years of service with us and are made at the discretion of the Compensation Committee. Executive officers receiving benefits under the Officer Severance Plan are required to execute an agreement releasing us from any and all claims from any and all kinds of actions arising from the executive officer’s employment with us or the termination of such employment. In practice, we have typically provided the following involuntary termination (as defined on page 51) severance benefits for our executive officers:

•	a payment equal to 2 times the officer’s annual base salary;

•	a payment equal to one year’s target bonus under our AIP;

•	a pro rata bonus under our AIP for the year of termination;

•	if not eligible for retirement, a special retirement benefit enhancement equal to the present value at the officer’s current age of the difference between the deferred vested benefit and the subsidized early retirement benefit at age 55;

•	if applicable, the present value of retiree life insurance;

•	a payment equal to the cost of providing financial planning services for two years;

•	the option to continue existing medical and dental coverage levels at current active employee rates for up to 6 months. After 6 months, we will pay the cost of COBRA until the first to occur of (a) 18 months or (b) obtaining comparable coverage as a result of employment with another employer;

•	the vesting of some or all unvested restricted stock, unvested restricted stock units and stock options; and

•	the vesting and payout of some or all outstanding performance units at target level.

Key Employee Change of Control Contracts.  We have also entered into key employee change of control contracts with all of our executive officers, including the named executive officers, with the exception of

Mr. Hackett whose change of control benefits are included in his employment agreement, which was originally effective as of December 2003 and is described on page 39. These key employee change of control contracts have an initial three-year term that is automatically extended for one year upon each anniversary, unless we provide notice not to extend. If we experience a change of control (as defined on page 51 during the term of the executive officer’s contract, then the contract becomes operative for a fixed three-year period. These contracts generally provide that the executive officer’s terms of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change of control. If we (or any successor in interest) terminate the executive officer’s employment (other than for cause (as defined on page 51, death or disability), the executive officer terminates for good reason (as defined on page 52 during such three-year period, or upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the named executive officer is generally entitled to receive the following payment and benefits:

•	earned but unpaid compensation;

•	2.9 times the executive officer’s base salary plus AIP bonus (based on historic AIP bonuses);

•	our matching contributions that would have been made had the executive officer continued to participate in the Savings Plans for up to an additional three years;

•	the value of any investments credited to the executive officer under the Savings Restoration Plan; and

•	the present value of the accrued retirement benefit under the Company’s retirement and pension plans and the additional retirement benefits, including retiree medical, which the executive would have received had the executive officer continued service for up to an additional three years.

In addition, the change of control contracts provide for a continuation of various medical, dental, disability and life insurance benefits and financial counseling for a period of up to three years. The contracts also provide for outplacement services and the payment of all legal fees and expenses incurred by the executive officer in enforcing any right or benefit provided by the change of control contract. The executive will also be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the IRC. These provisions, in addition to attracting and retaining executive officers, also allow these officers to realize the full value of the intended benefit awarded under these contracts. If an executive officer loses his or her job following a change of control event that meets certain IRS criteria, the executive officer must pay an additional 20% excise tax simply for collecting the pay that is due. The gross-up makes the executive officer whole by the Company paying the 20% excise tax amount and the additional income taxes generated by such payment. The Company does not pay the executive’s normal income taxes.

As a condition to receipt of change of control benefits, the executive officer must remain employed by us and provide services commensurate with his or her position until the executive is terminated pursuant to the provisions of the contract. The executive officer must also agree to retain in confidence any and all confidential information known to him or her concerning us and our business so long as the information is not otherwise publicly disclosed. In 2008, no amounts were paid under the change of control contracts.

Change of Control — Equity Plans.  In addition to the change of control benefits discussed above, our equity plans provide that upon a change of control of Anadarko:

•	outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

•	the restrictions on any outstanding restricted stock and restricted stock units lapse; and

•	if any performance unit awards or performance-based restricted stock or restricted stock unit awards are outstanding, they become fully vested and the performance goals are deemed to be earned at target.

We believe this “single-trigger” treatment in our stock plans is appropriate because it ensures that continuing employees are treated the same as terminated employees, and is particularly appropriate for performance-based equity given the potential difficulty of replicating or meeting the performance goals after the change of control.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with our directors and certain executive officers, in part to enable us to attract and retain qualified directors and executive officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy that we may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and are in addition to any other rights our directors and executive officers may have under our Restated Certificate of Incorporation, By-Laws and applicable law.

Employment Agreements

We have entered into an employment agreement with Mr. Hackett and a retention agreement with Mr. Meloy. Both agreements are discussed below.

Mr. Hackett — Employment Agreement

Under the terms of Mr. Hackett’s employment agreement, which was originally effective as of December 2003, he receives a minimum annual base salary (currently $1,567,500), and is eligible for an annual incentive cash bonus at a target of not less than 130% of annual base salary with a maximum annual incentive cash bonus of 260% of base salary. This agreement also outlines certain payments and benefits to be paid to Mr. Hackett under various termination scenarios, including:

•	a without cause (involuntary) termination (as defined on page 51 or termination for good reason (as defined on page 52);

•	a without cause (involuntary) termination or termination for good reason within three years after a change of control, or termination in anticipation of a change of control;

•	termination for death or disability; and

•	voluntary termination (other than for good reason).

The above scenarios are discussed in more detail beginning on page 51 of this proxy statement. We will provide a gross-up payment to Mr. Hackett to the extent any of the above payments become subject to the federal excise tax relating to excess parachute payments. Pre-change of control severance benefits are conditioned upon the execution of a mutual release between us and Mr. Hackett.

Mr. Hackett is also subject to covenants regarding confidentiality, non-competition and non-solicitation. The non-competition obligation applies for one year following Mr. Hackett’s termination of employment with us if Mr. Hackett voluntarily terminates his employment with us (other than for good reason) on or before December 3, 2010. The agreement also provides that if Mr. Hackett remains employed by us until at least December 3, 2008, he will receive a special pension benefit, computed so that his total pension benefits from us will equal those to which he would have been entitled if his actual years of employment with us were doubled. This service crediting provision was implemented when Mr. Hackett was hired in order to compensate for projected retirement benefits being forgone in leaving his former employer. On December 3, 2008, Mr. Hackett became vested in this special pension benefit.

Mr. Meloy — Retention Agreement

Mr. Meloy was an officer for Kerr-McGee at the time of its acquisition by us in August 2006. As a result of our desire to retain him as an executive officer, we entered into a retention agreement with him at that time. The retention benefits were intended to compensate him for certain severance benefits he was otherwise entitled to receive under the change of control agreement he had with Kerr-McGee. Under the terms of his retention agreement, Mr. Meloy receives the following benefits:

•	cash payment equal to $1,150,000, 50% of which was paid in August 2007, one year from the closing date of the acquisition and 50% of which was paid in August 2008, two years from the closing date of the acquisition;

•	25,000 shares of restricted stock, 50% of which vested one year from the closing date of the acquisition and 50% of which vested two years from the closing date of the acquisition;

•	if he stays employed with us for three years from the closing date of the acquisition, he will receive credit for five additional years in age and service towards his pension benefits; and

•	if he is involuntarily terminated without cause or terminates by reason of death or disability prior to three years from the closing date of the acquisition, he will receive age and service credit to age 52.

If Mr. Meloy were to voluntarily terminate or be terminated for cause prior to the designated vesting dates, he would forfeit any unvested or unpaid retention benefits.

The above descriptions of Mr. Hackett’s employment agreement and Mr. Meloy’s retention agreement are not a full summary of all of the terms and conditions of these agreements and are qualified in their entirety by the full text of the agreements, which are on file with the SEC.

Conclusion

We believe the design of our total executive compensation program aligns the interests of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of the Company, while using sound financial controls and high standards of integrity. The programs currently offered have been critical elements in the successful hiring of several executives and have been equally effective in retaining executive officers during a period of strong competitive demand and a shortage of talented executives within the oil and gas exploration and production industry. We believe that the quality of our executive compensation program will continue to be reflected in positive operational, financial and stock price performance. We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short-term and long-term operational, financial and strategic objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table For 2008

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and our three highest paid executive officers other than our CEO and CFO for the fiscal year ended December 31, 2008.

										Change in
										Pension Value
										and
										Non-qualified
								Non-Equity		Deferred
						Stock	Option	Incentive Plan		Compensation	All Other
		Salary		Bonus		Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)		($)(1)	($)(2)	($)(3)		($)(4)	($)(5)	($)

James T. Hackett
Chairman, President and Chief Executive Officer	2008	1,510,385		0		10,430,684	3,764,163	3,416,491	(7)	1,643,878	571,276	21,336,877
	2007	1,415,385		0		6,198,884	3,155,045	2,962,400		693,859	572,368	14,997,941
	2006	1,316,667		160,860	(6)	5,252,940	1,592,237	1,882,834		2,633,633	595,295	13,434,466
R. A. Walker(8)
Senior Vice President, Finance and Chief Financial Officer	2008	655,000		0		3,216,870	1,196,311	1,139,700		328,684	180,995	6,717,560
	2007	544,231		0		1,413,378	757,314	744,780		1,017,885	137,527	4,615,115
	2006	466,667		0		1,189,283	308,691	535,500		59,493	334,118	2,893,752
Karl F. Kurz(8)
Chief Operating Officer	2008	655,000	(9)	0		2,454,494	936,068	1,139,700		407,166	126,785	5,719,213
	2007	538,462		0		1,094,540	810,201	866,923		149,259	80,517	3,539,902
	2006	410,417		0		992,798	458,923	404,823		125,726	92,091	2,484,778
Charles A. Meloy Senior Vice President, Worldwide Operations	2008	553,846		575,000	(10)	1,758,084	462,299	915,508		2,501,641	106,832	6,873,210
	2007	486,555		575,000	(10)	1,082,205	228,056	744,186		1,416,457	105,228	4,637,687
Robert K. Reeves Senior Vice President, General Counsel and Chief Administrative Officer	2008	503,846		0		2,019,689	901,266	789,023		328,178	127,972	4,669,974
	2007	449,231		0		871,180	928,539	614,772		603,245	81,555	3,548,522
	2006	423,333		0		1,008,172	549,750	485,775		93,904	89,414	2,650,348

(1)	The amounts in this column reflect the compensation cost recognized by the Company for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123(R) for non-option stock awards granted pursuant to the Omnibus Plan and the 1999 Stock Incentive Plan and includes amounts from awards granted in and prior to 2008. For a discussion of valuation assumptions, see Note 5 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2006, Note 6 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2007, and Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008. For information regarding the non-option stock awards granted to the named executives in 2008, please see the Grants of Plan-Based Awards Table.

(2)	The amounts in this column reflect the compensation cost recognized by the Company for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123(R) for option awards granted pursuant to the Omnibus Plan and the 1999 Stock Incentive Plan and may include amounts from option awards granted in and prior to 2008. For a discussion of valuation assumptions, see Note 5 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2006, Note 6 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2007, and Note 12 — Stock-Based Compensation of the Notes to

Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008. For information regarding the option awards granted to the named executives in 2008, please see the Grants of Plan-Based Awards Table.

(3)	The amounts in this column reflect the cash bonus awards for 2008 that were determined by the Compensation Committee and paid out in February 2009 pursuant to the Company’s AIP. These awards are discussed in further detail beginning on page 31.

(4)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the Company’s Retirement Plan and Retirement Restoration Plan determined by using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested. The Company’s Deferred Compensation Plan does not provide for above-market or preferential earnings so no such amounts are included.

(5)	The amounts shown in this column for each named executive officer are described further in the All Other Compensation Table below.

(6)	The amount reflected in the “Bonus” column for Mr. Hackett in 2006 is the value of a special bonus in the form of 3,000 shares of Company stock.

(7)	Mr. Hackett elected to use approximately one-third of his annual incentive bonus for 2008 performance to purchase 18,000 shares of Anadarko common stock in the open market on February 19, 2009. This purchase was a voluntary, open market transaction made as an indication of Mr. Hackett’s confidence in the Company’s stock value.

(8)	Effective March 1, 2009, Mr. Walker was appointed Chief Operating Officer of the Company, replacing Mr. Kurz who was named Senior Vice President pending his departure from the Company in March 2009. Also effective March 1, 2009, Robert G. Gwin was appointed Senior Vice President, Finance and Chief Financial Officer.

(9)	Mr. Kurz deferred $65,500 of his 2008 base salary pursuant to the Deferred Compensation Plan.

(10)	The $575,000 reflected in the “Bonus” column for Mr. Meloy in 2008 and 2007 is a cash retention bonus paid to him as part of his retention agreement entered into on August 10, 2006. The details of this agreement are discussed beginning on page 39. Compensation information for 2006 is not reflected for Mr. Meloy because he was not a named executive officer for the corresponding year.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table:

		Payments by
		the Company to
		Employee
		401(k) Plan
	Personal	and Savings	Club	Financial/	Excess
	Use of	Restoration	Membership	Tax/Estate	Liability	Tax
	Aircraft	Plan	Dues	Planning	Insurance	Benefit	Other	Total
Name	($)(1)	($)	($)	($)	($)	($)	($)(2)	($)

James T. Hackett(3)	296,860	268,367	0	0	1,400	0	4,649	571,276
R. A. Walker	82,060	83,987	9,860	1,988	1,400	0	1,700	180,995
Karl F. Kurz	20,640	91,315	0	11,730	1,400	0	1,700	126,785
Charles A. Meloy(4)	0	77,882	3,848	14,690	1,400	0	9,012	106,832
Robert K. Reeves	46,290	67,117	7,015	4,450	1,400	0	1,700	127,972

(1)	The value of personal aircraft use is based on the Company’s aggregate incremental direct operating costs, including cost of fuel, maintenance, landing and ramp fees, and other miscellaneous trip-related variable costs. Because the Company’s aircraft are used predominantly for business purposes, fixed costs, which do not change based on use of the aircraft, are excluded.

(2)	The amount reflected in this column for Mr. Hackett represents the cost of maintenance of the security system at his primary residence (as required by the Board). For Mr. Meloy, this amount represents a closing gift related to the Kerr-McGee and Western acquisitions that was not received until 2008 and, for the other named executive officers, the amounts shown in this column represent closing gifts related to the initial public offering of Western Gas Partners, LP.

(3)	The Company’s security policy requires the Chief Executive Officer to use Company aircraft for personal use as well as business travel. The value of travel to board meetings for companies other than Anadarko and civic organizations for which Mr. Hackett serves as a director is considered personal use and is included in the amount reported above. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers who accompany Mr. Hackett. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

(4)	The amount reflected in the “Financial/Tax/Estate Planning” column for Mr. Meloy includes the costs of services provided in 2007, but not billed until 2008.

Grants of Plan-Based Awards in 2008

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance units granted during 2008 to each of the named executive officers:

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number of	Number of	Base Price	Fair Value
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	of Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	Options (#)(4)	($/Sh)	Awards ($)(5)

James T. Hackett		0	1,950,000	3,900,000	—	—	—	—	—	—	—
	11/4/2008	—	—	—	—	—	—	—	572,200	35.18	7,121,658
	11/4/2008	—	—	—	—	—	—	93,000	—	—	3,271,740
	11/4/2008	—	—	—	37,962	140,600	281,200	—	—	—	6,300,286
R.A. Walker		0	650,000	1,300,000	—	—	—	—	—	—	—
	11/4/2008	—	—	—	—	—	—	—	182,900	35.18	2,276,392
	11/4/2008	—	—	—	—	—	—	29,800	—	—	1,048,364
	11/4/2008	—	—	—	12,150	45,000	90,000	—	—	—	2,016,450
Karl F. Kurz		0	650,000	1,300,000	—	—	—	—	—	—	—
	11/4/2008	—	—	—	—	—	—	—	144,700	35.18	1,800,951
	11/4/2008	—	—	—	—	—	—	23,600	—	—	830,248
	11/4/2008	—	—	—	9,612	35,600	71,200	—	—	—	1,595,236
Charles A. Meloy		0	522,500	1,045,000	—	—	—	—	—	—	—
	11/4/2008	—	—	—	—	—	—	—	79,500	35.18	989,465
	11/4/2008	—	—	—	—	—	—	13,000	—	—	457,340
	11/4/2008	—	—	—	5,292	19,600	39,200	—	—	—	878,276
Robert K. Reeves		0	450,000	900,000	—	—	—	—	—	—	—
	11/4/2008	—	—	—	—	—	—	—	115,300	35.18	1,435,035
	11/4/2008	—	—	—	—	—	—	18,800	—	—	661,384
	11/4/2008	—	—	—	7,668	28,400	56,800	—	—	—	1,272,604

(1)	Reflects estimated future cash payouts under the Company’s AIP. The estimated amounts are calculated based on the applicable annual bonus target and base salary for each named executive officer in effect for the 2008 measurement period. If threshold levels of performance are not met, then the payout can be zero. Actual bonus payouts under the AIP for 2008 are based on actual base salaries earned in 2008 and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects the estimated future payout under the Company’s performance unit awards. Executives may earn from 0% to 200% of the targeted award based on the Company’s relative TSR performance over a specified performance period. Fifty percent of this award is tied to a two-year performance period and the remaining fifty percent is tied to a three-year performance period. If earned, the awards are to be paid in cash. The threshold value represents the lowest earned amount based on the payout scale described on page 34, although the minimum payout is zero.

(3)	Reflects the number of restricted stock units awarded in 2008. For accounting purposes, the 2008 annual restricted stock unit awards have a grant date of November 4, 2008. This date is based on the date the Compensation Committee approved the award and the date the terms of the awards were communicated to the participants. The effective grant date for participants is December 1, 2008. The awards vest equally over three years, beginning with the first anniversary of the participant grant date. Executive officers receive dividend equivalents on the units, but do not have voting rights.

(4)	Reflects the number of stock options each named executive officer was awarded in 2008. These options vest equally over three years, beginning with the first anniversary of the date of grant and have a term of seven years.

(5)	The amounts included in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the awards made to named executives in 2008 computed in accordance with SFAS No. 123(R). The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to the SFAS No. 123(R) determined value. For a discussion of valuation assumptions, see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008 for each of the named executives. The table also reflects unvested and unearned stock awards (both time-based and performance-contingent) assuming a market value of $38.55 a share (the closing stock price of the Company’s stock on December 31, 2008).

					Stock Awards(2)(3)
							Equity Incentive Plan Awards
							Performance Units
								Market
								Payout
					Restricted Stock/Units			Value of
						Market	Number of	Unearned
					Number of	Value of	Unearned	Shares,
					Shares or	Shares or	Shares,	Units or
	Option Awards(1)				Units of	Units of	Units or	Other
	Number of Securities		Option	Option	Stock That	Stock That	Other Rights	Rights
	Underlying Unexercised Options		Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date	Vested (#)	Vested ($)	Not Vested (#)	Not Vested ($)

James T. Hackett	250,000	0	23.3175	12/3/2013	19,500	751,725	87,500	3,373,125
	80,000	0	43.5550	11/15/2012	54,933	2,117,667	38,100	1,468,755
	127,334	63,666	48.6900	12/4/2013	93,000	3,585,150	140,600	5,420,130
	40,934	81,866	48.9000	1/10/2014
	83,334	166,666	59.8700	11/6/2014
	0	572,200	35.1800	11/4/2015
R. A. Walker	25,000	25,000	45.8000	9/6/2012	11,500	443,325	21,800	840,390
	22,800	0	43.5550	11/15/2012	4,766	183,729	10,019	386,232
	30,934	15,466	48.6900	12/4/2013	13,733	529,407	45,000	1,734,750
	13,667	27,333	48.9000	1/10/2014	29,800	1,148,790
	20,734	41,466	59.8700	11/6/2014
	0	182,900	35.1800	11/4/2015
Karl F. Kurz	14,000	0	22.4750	10/31/2009	3,933	151,617	22,800	878,940
	8,000	0	33.3650	11/16/2011	14,333	552,537	7,719	297,567
	16,200	0	43.5550	11/15/2012	23,600	909,780	35,600	1,372,380
	25,467	12,733	48.6900	12/4/2013
	13,667	27,333	48.9000	1/10/2014
	21,634	43,266	59.8700	11/6/2014
	0	144,700	35.1800	11/4/2015
Charles A. Meloy	25,467	12,733	48.6900	12/4/2013	3,933	151,617	12,200	470,310
	11,534	23,066	59.8700	11/6/2014	7,666	295,524	4,650	179,258
	0	79,500	35.1800	11/4/2015	13,000	501,150	19,600	755,580
Robert K. Reeves	170,000	0	26.6000	3/22/2011	3,633	140,052	17,800	686,190
	16,600	0	33.3650	11/16/2011	11,200	431,760	7,188	277,097
	14,800	0	43.5550	11/15/2012	18,800	724,740	28,400	1,094,820
	23,667	11,833	48.6900	12/4/2013
	13,667	27,333	48.9000	1/10/2014
	16,967	33,933	59.8700	11/6/2014
	0	115,300	35.1800	11/4/2015

(1)	The table below shows the vesting dates for the respective unexercisable stock options listed in the above Outstanding Equity Awards Table:

	1/10/2009	9/6/2009	11/4/2009	11/6/2009	12/4/2009	1/10/2010	11/4/2010	11/6/2010	11/4/2011

James T. Hackett	40,933	—	190,734	83,333	63,666	40,933	190,733	83,333	190,733
R. A. Walker	13,667	25,000	60,967	20,733	15,466	13,666	60,967	20,733	60,966
Karl F. Kurz	13,667	—	48,234	21,633	12,733	13,666	48,233	21,633	48,233
Charles A. Meloy	—	—	26,500	11,533	12,733	—	26,500	11,533	26,500
Robert K. Reeves	13,667	—	38,434	16,967	11,833	13,666	38,433	16,966	38,433

(2)	The table below shows the vesting dates for the respective restricted stock shares and units listed in the above Outstanding Equity Awards Table:

	9/6/2009	12/1/2009	12/3/2009	12/4/2009	12/1/2010	12/3/2010	12/1/2011

James T. Hackett	—	31,000	27,467	19,500	31,000	27,466	31,000
R. A. Walker	11,500	9,934	6,867	4,766	9,933	6,866	9,933
Karl F. Kurz	—	7,867	7,167	3,933	7,867	7,166	7,866
Charles A. Meloy	—	4,334	3,833	3,933	4,333	3,833	4,333
Robert K. Reeves	—	6,267	5,600	3,633	6,267	5,600	6,266

(3)	The table below shows the performance periods for the respective performance units listed in the above Outstanding Equity Awards Table:

	1/1/2008 to 12/31/2009	1/1/2008 to 12/31/2010	1/1/2009 to 12/31/2010	1/1/2009 to 12/31/2011

James T. Hackett	81,850	43,750	70,300	70,300
R. A. Walker	20,919	10,900	22,500	22,500
Karl F. Kurz	19,119	11,400	17,800	17,800
Charles A. Meloy	10,750	6,100	9,800	9,800
Robert K. Reeves	16,088	8,900	14,200	14,200

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	Vesting ($)(1)

James T. Hackett	0	0	66,967	2,424,954
R. A. Walker	0	0	28,534	1,287,983
Karl F. Kurz	0	0	38,900	2,377,654
Charles A. Meloy	0	0	20,267	945,667
Robert K. Reeves	0	0	12,766	462,342

(1)	The Value Realized reflects the taxable value to the named executive officer as of the date of the option exercise or vesting of restricted stock. The actual value ultimately realized by the named executive officer may be more or less than the Value Realized calculated in the above table depending on the timing in which the named executive officer held or sold the stock associated with the exercise or vesting occurrence.

(2)	Shares acquired on vesting include restricted stock shares or units whose restrictions lapsed during 2008.

Pension Benefits for 2008

The Company maintains the Anadarko Retirement Plan, or the APC Retirement Plan, and the Kerr-McGee Corporation Retirement Plan, or the KMG Retirement Plan, both of which are funded tax-qualified defined benefit pension plans. In addition, the Company maintains the Anadarko Retirement Restoration Plan, or the APC Retirement Restoration Plan, and the Kerr-McGee Benefits Restoration Plan, or the KMG Restoration Plan, both of which are unfunded, non-qualified pension benefit plans that are designed to provide for supplementary pension benefits due to limitations imposed by the IRC that restrict the amount of benefits payable under tax-qualified plans.

APC Retirement Plan and APC Retirement Restoration Plan, collectively the APC Retirement Plans.  The APC Retirement Plan covers all United States-based Anadarko employees, except for legacy Kerr-McGee employees. The APC Retirement Restoration Plan covers all United States-based Anadarko employees, except for legacy Kerr-McGee employees, who are affected by certain IRC limitations. For those employees hired prior to January 1, 2007, which includes all of the named executive officers except Mr. Meloy (who is a participant in the KMG Retirement Plan), benefits under these plans are based upon the employee’s years of service and the greater of either:

•	the annual average of the employee’s highest compensation over three consecutive calendar years out of the last 10 years of employment with the Company; or

•	the annual average compensation over the last 36 consecutive months of employment with the Company.

The APC Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the APC Retirement Plans includes base salary and payments under the AIP. The amount of compensation for 2008 that may be considered in calculating benefits under the APC Retirement Plan is $230,000 due to the annual IRC limitation. Compensation in excess of $230,000 is recognized in determining benefits payable under the APC Retirement Restoration Plan.

For employees hired prior to January 1, 2007, benefits under the APC Retirement Plans are calculated as a “life-only” annuity (meaning that benefits end upon the participant’s death) and are equal to the sum of:

•	1.4% x average compensation x years of service with the Company; plus

•	0.4% x (average compensation − covered compensation) x years of service with the Company (limited to 35 years).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65, however, employees may receive a reduced benefit as early as age 55. Employees may choose to receive their benefits under several different forms provided under the APC Retirement Plan. Employees receive their benefits from the APC Retirement Restoration Plan in the form of a lump-sum payment.

KMG Retirement Plan and KMG Restoration Plan, collectively the KMG Retirement Plans.  The KMG Retirement Plan covers all United States-based, legacy Kerr-McGee employees who have not incurred a break in service of greater than one year since the acquisition date. The KMG Restoration Plan covers all legacy Kerr-McGee United States-based employees that are affected by the IRC limitations. Benefits under these plans are based upon the employee’s years of service and the average monthly earnings during the 36 highest paid consecutive months of the last 120 months of employment.

The KMG Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the KMG Retirement Plans includes base salary and payments under the AIP. The amount of compensation for 2008 that may be considered in calculating benefits under the KMG Retirement Plan is $230,000 due to the annual IRC limitation. Compensation in excess of $230,000 is recognized in determining benefits payable under the KMG Restoration Plan.

Benefits under the KMG Retirement Plans are calculated as a life-only annuity for single participants, and a joint and 50% contingent annuity for married participants who are eligible for retirement. Benefits under this plan are equal to the sum of Part A and Part B:

Part A:

•	1.1% x average compensation x years of service prior to March 1, 1999; plus

•	0.5% x (average compensation − covered compensation) x years of service prior to March 1, 1999 (limited to 35 years).

Part B:

•	1.667% x average compensation x years of service on or after March 1, 1999 (limited to 30 years); plus

•	0.75% x average compensation x years of service on or after March 1, 1999 in excess of 30 years; less

•	1% x primary social security benefit x years of service on or after March 1, 1999 as of age 65 (limited to 30 years) x (years of service on or after March 1, 1999 divided by years of service on or after March 1, 1999 at age 65).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced benefit as early as age 52. Employees may choose to receive their benefits under several different forms provided under the KMG Retirement Plan. Employees receive their benefits from the KMG Restoration Plan in the form of a lump-sum payment.

The present values provided in the table below are based on the pension benefits accrued through December 31, 2008, assuming that such benefit is paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at the plan’s earliest unreduced retirement age, which is age 62 for the APC Retirement Plans and age 60 for the KMG Retirement Plans. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2008 is 6%, consistent with the weighted average discount rate used in the accounting valuation. The interest rate used for converting the benefit to a lump-sum form of payment is 5.0%. The assumed annuity purchase rate for the KMG Restoration Plan is 4.8%.

Pension Benefits

		Number of	Present Value of	Payments
		Years of	Accumulated	During
		Credited Service	Benefit	2008
Name	Plan Name	(#)	($)	($)

James T. Hackett(1)	APC Retirement Plan	5.000	155,694	0
	APC Retirement Restoration Plan	10.000	5,302,592	0
R. A. Walker(2)	APC Retirement Plan	3.000	77,884	0
	APC Retirement Restoration Plan	11.000	1,328,177	0
Karl F. Kurz	APC Retirement Plan	8.000	161,965	0
	APC Retirement Restoration Plan	8.000	685,758	0
Charles A. Meloy(3)	KMG Retirement Plan	26.583	696,678	0
	KMG Restoration Plan	31.583	5,583,745	0
Robert K. Reeves(2)	APC Retirement Plan	5.000	123,654	0
	APC Retirement Restoration Plan	10.000	1,024,175	0

(1)	The value of Mr. Hackett’s APC Retirement Restoration Plan benefit in the table includes the effect of the additional pension service credit provided under his employment agreement, which was originally effective as of December 2003. Mr. Hackett vested in these additional pension service credits on December 3, 2008.

(2)	Messrs. Walker and Reeves will be provided additional pension service credits under the APC Retirement Restoration Plan if they remain employed until age 55. These additional pension service credits were provided in November 2007 to recognize that they were both mid-career hires that we would like to retain for the remainder of their careers. Providing them additional service credits recognizes a portion of their prior industry and service years, which directly benefits us and our stockholders. The value reflected in the APC Retirement Restoration Plan amount includes the effect of this additional pension credit, assuming its application as of December 31, 2008. However, as of December 31, 2008, Messrs. Walker and Reeves have not yet earned the right to this additional pension service credit. The value of Mr. Walker’s APC Retirement Restoration Plan benefit as of December 31, 2008 excluding the effect of the additional pension service credit is $305,587, for a total pension value of $383,471. The value of Mr. Reeves’ APC Retirement Restoration Plan benefit as of December 31, 2008 excluding the effect of the additional pension service credit is $450,260, for a total pension value of $573,914.

(3)	Mr. Meloy has a retention agreement, which was entered into in August 2006, that will provide him with an additional pension service credit under the KMG Restoration Plan if he remains employed with the Company through August 10, 2009. The additional pension service credit was included in his retention agreement to compensate him for certain severance benefits he was otherwise entitled to receive under the change of control agreement he had with Kerr-McGee. The value reflected in the KMG Restoration Plan amount includes the effect of this additional pension credit assuming its application as of December 31, 2008. However, as of December 31, 2008, Mr. Meloy has not yet earned the right to this additional pension service credit. Mr. Meloy’s KMG Restoration Plan value as of December 31, 2008, excluding the effect of the additional pension service credit is $4,718,065, for a total pension value of $5,414,743.

Non-qualified Deferred Compensation for 2008

The Company maintains a Deferred Compensation Plan for directors and certain employees, including the named executive officers. The Deferred Compensation Plan allows certain employees to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP payments. The Deferred Compensation Plan allows directors to defer receipt of up to 100% of their board and committee retainers and/or board and committee meeting fees. The Deferred Compensation Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds. The notional accounts do not provide for above-market or preferential earnings. In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant or as required by the Plan. The Company does not subsidize or match any deferrals of compensation into this plan.

The Company has a Savings Restoration Plan that accrues a benefit substantially equal to the amount that, in the absence of certain IRC limitations, would have been allocated to a named executive officer’s account as Company matching contributions under the 401(k) Plan. The Savings Restoration Plan permits participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan.

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings/Losses	Withdrawals/	at End of
	2008	2008	in 2008	Distributions	2008
Name	($)	($)(1)	($)	($)	($)

James T. Hackett
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	254,567	(267,809)	0	595,757
R. A. Walker
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	72,487	(34,450)	0	114,120
Karl F. Kurz(2)
Deferred Compensation Plan	195,538	0	(148,477)	0	465,834
Savings Restoration Plan	0	77,515	(37,401)	0	191,267
Charles A. Meloy
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	73,805	(50,028)	0	115,308
Robert K. Reeves
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan	0	53,317	(24,191)	0	155,945

(1)	Company contributions in the Savings Restoration Plan are reported in the Summary Compensation Table for each of the named executive officers under the All Other Compensation column for the fiscal year 2008.

(2)	Mr. Kurz’s contributions in the Deferred Compensation Plan include $65,500 of his 2008 base salary reported in the Summary Compensation Table under the Salary column for the fiscal year 2008 and $130,038 of his 2007 bonus earned in 2007 but paid in 2008 that is reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column for the fiscal year 2007.

Potential Payments Upon Termination or Change of Control

The following tables reflect potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change of control or termination of employment of each named executive officer, assuming a December 31, 2008 termination date, and, where applicable, using the closing price of our common stock of $38.55 (as reported on the NYSE as of December 31, 2008). As of December 31, 2008, none of our executive officers were eligible for retirement; accordingly, no table is included for this event.

The following are general definitions that apply to the termination scenarios detailed below. These definitions have been summarized and are qualified in their entirety by the full text of the applicable plans or agreements to which our named executive officers are parties.

“Involuntary Termination” is generally defined as any termination that does not result from the following termination events:

•	resignation;

•	retirement;

•	for cause;

•	death;

•	qualifying disability;

•	extended leave of absence;

•	continued failure to perform duties or responsibilities;

•	a termination in connection with any corporate sale transaction where continued employment is available; or

•	a termination if the employee is eligible to receive benefits from a Key Employee Change of Control Contract.

“For Cause” is generally defined as:

•	the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of any material provision in an employment agreement (if applicable), after written demand for substantial performance is delivered to the executive by the Board or the CEO of the Company which specifically identifies the manner in which the Board or CEO believes that the executive has not substantially performed the executive’s duties; or

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

A “Change of Control” is generally defined as any one of the following occurrences:

•	any individual, entity or group acquires beneficial ownership of 20% or more of either the outstanding shares of our common stock or our combined voting power;

•	individuals who constitute the Board (as of the date of either a given change of control contract or an award agreement under our equity plans, as applicable) cease to constitute a majority of the Board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date of either the change of control contract or an award agreement under our equity plans, as applicable, will be deemed a member of the incumbent Board;

•	a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another entity, unless following the business combination:

–	all or substantially all of the beneficial owners of our outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

–	no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and

–	at least a majority of the board of the corporation resulting from the business combination were members of our Board prior to the business combination; or

•	approval by our stockholders of our complete liquidation or dissolution.

“Good Reason” is generally defined as any one of the following occurrences within three years of a Change of Control:

•	diminution in Executive’s position, authority, duties or responsibilities that were effective immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

•	any failure by the Company to provide compensation to the Executive at levels that were effective immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

•	any material change in the location, as defined in the applicable agreement, where the Executive was employed immediately preceding the Change of Control, or the Company requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control;

•	any termination by the Executive for any reason during the 30-day period immediately following the first anniversary of a Change of Control;

•	any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted in their Change of Control or Employment Agreement; or

•	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the terms provided in the Executive’s Change of Control or Employment Agreement.

“Disability” is generally defined as the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

Additional details of the post-termination arrangements can be found in the Compensation Discussion and Analysis beginning on page 37.

Involuntary For Cause or Voluntary Termination

	Mr. Hackett	Mr. Walker	Mr. Kurz	Mr. Meloy	Mr. Reeves

Retirement Restoration Plan Benefits(1)	$4,903,456	$294,634	$702,989	$3,315,255	$439,301
Non-qualified Deferred Compensation(2)	$595,757	$114,120	$657,101	$115,308	$155,945
Total	$5,499,213	$408,754	$1,360,090	$3,430,563	$595,246

(1)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(2)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

Involuntary Not For Cause Termination

	Mr. Hackett	Mr. Walker	Mr. Kurz	Mr. Meloy	Mr. Reeves

Cash Severance(1)	$10,815,750	$2,047,500	$2,047,500	$1,696,250	$1,522,500
Pro-rata AIP Bonus for 2008(2)	$2,037,750	$655,000	$655,000	$526,154	$453,462
Accelerated Equity Compensation(3)	$18,644,866	$5,882,997	$4,650,461	$2,621,354	$3,743,221
Retirement Restoration Plan Benefits(4)	$7,931,915	$522,542	$1,248,892	$8,102,556	$786,144
Non-qualified Deferred Compensation(5)	$595,757	$114,120	$657,101	$115,308	$155,945
Health and Welfare Benefits(6)	$210,304	$68,320	$300,032	$56,185	$62,012
Financial Counseling(7)	$—	$24,898	$24,898	$24,898	$24,898
Total	$40,236,342	$9,315,377	$9,583,884	$13,142,705	$6,748,182

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other named executive officer values assume two times base salary plus one times AIP target bonus.

(2)	Mr. Hackett’s value assumes payment of a pro-rata bonus based on the target bonus percentage and base salary in effect as of December 31, 2008; all other named executive officer values assume a pro-rata AIP bonus based on target bonus percentages effective for the 2008 AIP and eligible earnings as of December 31, 2008.

(3)	Reflects the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2008.

(4)	For all named executive officers except for Mr. Hackett, the values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming they were eligible for subsidized early retirement benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, if applicable, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan or the KMG Restoration Plan.

(5)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(6)	Mr. Hackett’s value represents 18 months of health and welfare benefit coverage and the lump-sum value of subsidized retiree medical benefits; all other named executive officer values represent 24 months of health and welfare benefit coverage. All amounts are present values determined in accordance with SFAS No. 106 — Employer’s Accounting for Postretirement Benefits other than Pensions. Mr. Kurz’s value also includes the present value of a retiree death benefit in the Management Life Insurance Plan, or MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Kurz.

(7)	Values assume financial counseling services continue for two years after termination. Mr. Hackett does not currently use this Company-provided service and therefore benefits are not assumed to be extended to him after termination.

Change of Control: Involuntary Termination or Voluntary For Good Reason

	Mr. Hackett	Mr. Walker	Mr. Kurz	Mr. Meloy	Mr. Reeves

Cash Severance(1)	$10,815,750	$4,139,112	$4,493,327	$3,825,639	$3,305,339
Pro-rata AIP Bonus for 2008(2)	$2,037,750	$744,780	$866,923	$744,186	$614,772
Accelerated Equity Compensation(3)	$18,644,866	$5,882,997	$4,650,461	$2,621,354	$3,743,221
Retirement Restoration Plan Benefits(4)	$14,743,203	$2,971,383	$2,539,613	$8,102,556	$1,945,575
Non-qualified Deferred Compensation(5)	$1,411,139	$371,031	$935,997	$352,761	$361,104
Health and Welfare Benefits(6)	$306,624	$211,540	$329,797	$85,018	$201,650
Outplacement Assistance	$30,000	$30,000	$30,000	$30,000	$30,000
Financial Counseling(7)	$—	$38,099	$38,099	$38,099	$38,099
Excise Tax and Gross-up(8)	$11,956,076	$4,676,472	$3,965,659	$4,240,354	$3,238,835
Total	$59,945,408	$19,065,414	$17,849,876	$20,039,967	$13,478,595

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other named executive officer values assume 2.9 times the sum of base salary plus the highest AIP bonus paid in the past three years.

(2)	Mr. Hackett’s value assumes payment of pro-rata AIP bonus based on the target AIP bonus percentage and base salary in effect as of December 31, 2008; all other named executive officer values assume the full-year equivalent of the highest annual AIP bonus the officer received over the past three years.

(3)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2008.

(4)	The values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming the named executive officers were eligible for subsidized early retirement benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan, the KMG Restoration Plan or change of control agreement.

(5)	Includes the combined balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan plus an additional three years of employer contributions into the Savings Restoration Plan based on each officer’s current contribution rate to the Plan.

(6)	Values represent 36 months of health and welfare benefit coverage. Messrs. Hackett’s, Walker’s and Reeves’ values also include the lump-sum value of subsidized retiree medical benefits. All amounts are present values determined in accordance with SFAS No. 106 — Employer’s Accounting for Postretirement Benefits other than Pensions. Mr. Kurz’s value also includes the present value of a retiree death benefit in the MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Kurz.

(7)	Values assume financial counseling services continue for three years after termination. Mr. Hackett does not currently use this Company-provided service and therefore benefits are not assumed to be extended to him after termination.

(8)	Values estimate the total payment required to make each executive whole for the 20% excise tax imposed by Section 280G of the IRC.

Disability

	Mr. Hackett	Mr. Walker	Mr. Kurz	Mr. Meloy	Mr. Reeves

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2008(1)	$1,963,500	$655,000	$655,000	$526,154	$453,462
Accelerated Equity Compensation(2)	$18,644,866	$5,882,997	$4,650,461	$2,621,354	$3,743,221
Retirement Restoration Plan Benefits(3)	$4,903,456	$294,634	$702,989	$8,146,714	$439,301
Non-qualified Deferred Compensation(4)	$595,757	$114,120	$657,101	$115,308	$155,945
Health and Welfare Benefits(5)	$1,366,523	$391,901	$407,842	$342,585	$305,581
Total	$27,474,102	$7,338,652	$7,073,393	$11,752,115	$5,097,510

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2008 AIP and eligible earnings as of December 31, 2008.

(2)	Reflects the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2008.

(3)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits. Mr. Meloy’s value includes the special pension credits provided through his retention agreement.

(4)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(5)	Reflects the continuation of additional death benefit coverage provided to officers of the Company until age 65. All amounts are present values determined in accordance with SFAS No. 106 — Employer’s Accounting for Postretirement Benefits other than Pensions. Mr. Hackett’s value also includes the lump-sum value of subsidized retiree medical benefits.

Death

	Mr. Hackett	Mr. Walker	Mr. Kurz	Mr. Meloy	Mr. Reeves

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2008(1)	$1,963,500	$655,000	$655,000	$526,154	$453,462
Accelerated Equity Compensation(2)	$18,644,866	$5,882,997	$4,650,461	$2,621,354	$3,743,221
Retirement Restoration Plan Benefits(3)	$4,903,456	$294,634	$702,989	$8,146,714	$439,301
Non-qualified Deferred Compensation(4)	$595,757	$114,120	$657,101	$115,308	$155,945
Life Insurance Proceeds(5)	$7,616,947	$2,147,915	$2,147,915	$1,809,599	$1,652,242
Total	$33,724,526	$9,094,666	$8,813,466	$13,219,129	$6,444,171

(1)	Represents payment of a pro-rata target AIP bonus based on target AIP bonus percentages effective for the 2008 AIP and eligible earnings as of December 31, 2008.

(2)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2008.

(3)	Includes the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits. Mr. Meloy’s value includes the special pension credits provided through his retention agreement.

(4)	Includes the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan.

(5)	Includes amounts payable under additional death benefits provided to officers and other key employees of the company. These liabilities are not insured, but are self-funded by the Company. Proceeds are not exempt from federal taxes; values shown include an additional tax gross-up amount to equate benefits with nontaxable life insurance proceeds. Values exclude death benefit proceeds from programs available to all employees. Mr. Hackett’s value also includes the lump-sum value of subsidized retiree medical benefits.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that related person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related person transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Therefore, the Company has procedures for the approval, ratification and review of ongoing related person transactions. Either the Board’s Nominating and Corporate Governance Committee or the full Board (as determined by the Nominating and Corporate Governance Committee) will review, ratify or approve, as necessary, any related person transactions prior to the transaction being entered into, or ratify any related person transactions that have not been previously approved, in which a director, five percent owner, executive officer or immediate family member of any such person has a material interest, and which the transaction is in an amount in excess of $120,000, either individually or in the aggregate of several transactions during any calendar year. This review typically occurs in connection with regularly scheduled Board of Directors meetings.

Ongoing Benefits

In 2004, the Company and Mr. Allison entered into an agreement that replaced the Memorandum of Understanding dated October 26, 2000 between the Company and Mr. Allison. The 2004 agreement was effective as of Mr. Allison’s retirement from the Company in December 2003 and provides that during Mr. Allison’s lifetime, he has the use of the Company’s aircraft, or an alternative aircraft, for up to 200 hours annually. If the Company no longer maintains an aircraft, the Company will provide to him an annual payment sufficient to allow him to secure comparable aircraft usage. In addition, the agreement provides that the Company will furnish Mr. Allison, during his lifetime, office space, secretarial assistance, office utilities and a monitored security system for his personal residence. In connection with prior service as an executive of Anadarko, the Company also purchased supplemental life insurance policies for Mr. Allison in 1998 and 2000.

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2009. The Board of Directors, at the request of the Audit Committee, is asking you to ratify that appointment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS FOR 2009. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will make the final determination of the independent auditor for 2009.

INDEPENDENT AUDITOR

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent auditor during 2008. Representatives of KPMG LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

The following table presents fees for the audits of the Company’s annual consolidated financial statements for 2008 and 2007 and for other services provided by KPMG LLP.

	2008	2007

Audit Fees	$5,935,000	$7,965,000
Audit-Related Fees	1,759,000	3,206,000
Tax Fees	1,039,000	242,000
All Other Fees	0	0

Total	$8,733,000	$11,413,000

Audit fees are primarily for the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting and the reviews of the Company’s financial statements included in the Form 10-Qs. During 2007, the Company incurred approximately $1,125,000 related to the Company’s change in accounting principle from full cost to successful efforts.

Audit-related fees are primarily for the audits of the Company’s benefit plans, other audits, consents, comfort letters and certain financial accounting consultation. During 2007, the Company incurred approximately $1,595,000 of audit-related fees associated with properties divested by the Company. This amount is included in the table above and is reimbursable by the purchasers of the properties. For 2008 and 2007, approximately $679,000 and $938,000, respectively, of the audit-related fees are associated with the formation and audit of Western Gas Partners, LP (WES) and its predecessor prior to its initial public offering in 2008. KPMG LLP also served as the independent auditor of WES and fees for the audit of WES’ annual consolidated financial statements for 2008 were $910,000 which are not included in the table above.

Tax fees are primarily for tax planning compliance and services including approximately $551,000 and $234,000 in 2008 and 2007, respectively, for services related to individual income tax services for Company employees in connection with foreign assignments. The Audit Committee has concluded that the provision of tax services is compatible with maintaining KPMG LLP’s independence.

The Audit Committee adopted a Pre-Approval Policy with respect to services which may be performed by KPMG LLP. This policy lists specific audit, audit-related, and tax services as well as any other services that KPMG LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairperson, to whom such authority has been conditionally delegated, prior to engagement. During 2008, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were approved by the Audit Committee.

ITEM 3 — AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS

Our Board of Directors is currently divided into three classes, each elected for a three-year term. This classified structure has been in place since the Company went public in 1986. Since that time, the Board has believed that this structure would promote continuity and stability of strategy, oversight and policies and provide negotiating leverage to the Board in a potential takeover situation.

At last year’s annual meeting, Mr. Gerald R. Armstrong presented a stockholder proposal urging the Board to take the necessary steps to eliminate classification of the Board and to provide that all of the directors be elected annually. The proposal urged that the declassification be effected in a manner that would not affect the unexpired terms of the previously-elected directors.

Last year, in response to Mr. Armstrong’s proposal and supporting arguments for declassifying the Board structure, the Board opposed that proposal and set forth the advantages of having a classified Board structure (which included strengthening independence of non-employee directors and enhancement of the Board’s ability to develop and execute long-term strategic planning by providing stability, continuity and experience) so the stockholders could consider the various view points on the issue. That non-binding proposal was approved by our stockholders, receiving 85.9% of the votes cast.

After careful deliberation by the Nominating and Corporate Governance Committee and the full Board, and taking into account the level of support for the proposal at last year’s annual meeting, the Board has approved the proposed amendment to the Company’s Restated Certificate of Incorporation, as amended, to eliminate the classified Board structure and provide for the annual election of all directors.

Article SEVENTH of the Company’s Restated Certificate of Incorporation, as amended, currently provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If this proposal is approved, all directors will be elected annually beginning at the 2012 Annual Meeting. The directors to be elected at the 2009 Annual Meeting will be elected to serve a full three-year term. The directors to be elected at the 2010 Annual Meeting will be elected to serve a two-year term; the directors to be elected at the 2011 Annual Meeting will be elected to serve a one-year term; and all directors will stand for election at the 2012 Annual Meeting. The proposed amendment also eliminates from the Restated Certificate of Incorporation, as amended, the minimum and maximum size of the Board and permits the Board to establish these from time to time.

Under Delaware law, stockholders may remove directors of corporations with classified boards for cause. However, in Delaware, directors of corporations without classified boards may be removed with or without cause. In conjunction with the proposal to declassify our Board, the Company is also proposing to amend Article SEVENTH of the Company’s Restated Certificate of Incorporation, as amended, to provide that any director or the entire Board may be removed with or without cause at and after the 2012 annual meeting. Prior to such time, removal of any director or the entire Board will continue to require cause.

The above amendments are being voted on by the Company’s stockholders as a single proposal rather than as separate proposals because they are intertwined as a matter of law. Under Delaware law, corporations without a classified board may not limit the ability of stockholders to remove directors without cause. Thus, if the amendment to provide for annual election of directors were to receive the requisite stockholder approval but a separate proposal to remove the limitation on stockholders to remove directors without cause did not, the Company’s Restated Certificate of Incorporation, as amended, would contain a provision contrary to Delaware law.

The Company’s Restated Certificate of Incorporation, as amended, requires the affirmative vote of at least 80% of the outstanding shares entitled to vote in order to approve this proposal. If this proposal is approved, the proposed amendments will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware and the Board will also amend the Company’s By-Laws to conform to the new Board structure.

The text of Article SEVENTH as it is proposed (and reflecting changes from the current Article SEVENTH) to be amended is attached to this proxy statement as Appendix A.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED.

ITEM 4 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE SEXUAL ORIENTATION AND GENDER IDENTITY

The New York City Employees’ Retirement System, together with other related funds, located at 1 Centre Street, New York, NY 10007-2341, telephone (212) 669-2651, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

SEXUAL ORIENTATION NON-DISCRIMINATION POLICY

Whereas:  Anadarko Petroleum Corporation, does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that Anadarko Petroleum Corporation amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Anadarko Petroleum Corporation will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Statement Regarding Proposal

Anadarko Petroleum Corporation is proud of its commitment to a diverse and harassment-free workplace. The Company has historically had a de facto policy prohibiting discrimination on the basis of sexual orientation, and in February 2008 we updated our written policy to reflect this principle. Our policy specifically prohibits discrimination on the basis of race, ethnicity, national origin, color, gender, sexual orientation, age, citizenship, veteran’s status, marital status, disability or any other legally-protected status. You can view our entire Code of Business Conduct and Ethics at http://www.anadarko.com/SiteCollectionDocuments/PDF/CodeBusinessConductEthics2005.pdf. Our corporate values also require our employees to act with the highest ethical standards, respect diversity in thought, practice and culture, and never to tolerate intimidation. We believe that our current policies adequately reflect our strong commitment to non-discrimination, and that we have already substantially implemented the principles reflected in the above proposal. We therefore believe that there is no need to adopt this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

Dated: March 27, 2009
The Woodlands, Texas

See enclosed proxy card — please vote promptly

Appendix A — Amendment to Restated Certificate of Incorporation

Appendix A

Amendment to Restated
Certificate of Incorporation
of
Anadarko Petroleum Corporation

SEVENTH.
1.
 The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors~~consisting of not less than six nor more than fifteen directors, the exact~~
. The authorized
 number of directors ~~to~~
shall
 be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At a special meeting of stockholders held on August 27, 1986, Class I directors were elected for a term ending at the 1987 Annual Meeting of Stockholders, Class II directors were elected for a term ending at the 1988 Annual Meeting of Stockholders and Class III directors were elected for a term ending at the 1989 Annual Meeting of Stockholders, in each case effective as of the date of filing~~
Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class or series of stock as set forth in this Restated Certificate of Incorporation, to elect directors:

From the effective date
 of this ~~Restated~~ Certificate of ~~Incorporation with the Secretary of State of the State of Delaware. At each~~
Amendment until the election of directors at the 2010
 Annual Meeting of Stockholders ~~beginning in 1987, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in~~
, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III (
each class as nearly equal ~~as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement~~
in number as possible), with the directors in Class I having a term expiring at the 2011 Annual Meeting, the directors in Class II having a term expiring at the 2012 Annual Meeting and the directors in Class III having a term expiring at the 2010 Annual Meeting.

Commencing with the election of directors at the 2010 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2011 Annual Meeting and the directors in Class II having a term that expires at the 2012 Annual Meeting. The directors who, immediately prior to the 2010 Annual Meeting, were members of Class III (and whose terms expire at the 2010 Annual Meeting) shall be elected to Class I; the Class I directors who, immediately prior to the 2010 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2011 Annual Meeting shall be assigned by the Board of Directors to Class I; and the directors who, immediately prior to the 2010 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II.

Commencing with the election of directors at the 2011 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the 2012 Annual Meeting. The successors of the directors who, immediately prior to the 2011 Annual Meeting of Stockholders, were members of Class I (and whose terms expire at the 2011 Annual Meeting) shall be elected to Class II for a term that expires at the 2012 Annual Meeting, and the directors who, immediately prior to the 2011 Annual Meeting, were members of Class II and whose

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terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II for a term expiring at the 2012 Annual Meeting.

From and after the election of directors at the 2012 Annual Meeting of Stockholders, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2012 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Each director elected at any Annual Meeting shall hold office until such director’s successor shall have been duly elected and qualified, subject to such director’s earlier death, resignation
, disqualification or removal ~~from office. Any vacancy on the Board of Directors that results from an~~
.

Newly created directorships resulting from any
 increase in the number of directors ~~may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the~~
or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even ~~if~~
though
 less than a quorum
of the Board of Directors
, or by a sole remaining director. Any ~~director elected to fill a vacancy not resulting from an increase~~
director elected in accordance with the preceding sentence shall hold office (a) if, at the time of such director’s election, the Board of Directors is classified pursuant to Article SEVENTH of this Restated Certificate of Incorporation, for the remainder of the full term of the class of directors in which the new directorship or vacancy was created or (b) if, at the time of such director’s election, the Board of Directors has ceased to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, for a term expiring at the next Annual Meeting of Stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors ~~shall have the same remaining term as that of his predecessor. Subject to the rights~~
constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the special right, if any,
 of the holders of any series of Preferred Stock ~~then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause.”~~
or any other class or series of stock to elect directors, (a) prior to the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, directors may be removed only for cause and (b) from and after the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, any director or the entire Board may be removed with or without cause, provided that any removal pursuant to clause (a) or (b) shall require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

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*** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials Meeting Information ANADARKO PETROLEUMMeeting Type:Annual CORPORATIONFor holders as of: 03/25/09 Date: 05/19/09 Time: 8:00 A.M., CDT Location: The Woodlands Waterway Marriott Hotel and Convention Center 1601 Lake Robbins Drive The Woodlands, Texas, 77380 You are receiving this communication because you hold shares in the company named above. 1201 LAKE ROBBINS DRIVEThis is not a ballot. You cannot use this notice to vote THE WOODLANDS, TX 77380these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain R1ADR1proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1)BY INTERNET:www.proxyvote.com 2)BYTELEPHONE: 1-800-579-1639 3)BY E-MAIL*:sendmaterial@proxyvote.com *If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 5/5/09. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available R1ADR2and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3. 1.Election of Directors Nominees: 1a) Robert J. Allison, Jr. THE BOARD OF DIRECTORS RECOMMENDS 1b) Peter J. FluorA VOTE “AGAINST” ITEM 4. 4. Stockholder Proposal — Amendment 1c) John W. Poduska, Sr.to Non-Discrimination Policy. 1d) Paula Rosput Reynolds 2.Ratification of appointment of KPMG LLP as independent auditors. 3.Approval of Amendment to Restated Certificate of Incorporation, as amended. R1ADR3

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ANADARKO PETROLEUM CORPORATION ANADR1 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Anadarko Petroleum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anadarko Petroleum Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1201 LAKE ROBBINS DRIVE THE WOODLANDS, TX 773802. Ratification of appointment of KPMG LLP as independent auditors. 3. Approval of Amendment to Restated Certificate of Incorporation, as amended. 4. Stockholder Proposal — Amendment to Non-Discrimination Policy. 1a) Robert J. Allison, Jr. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3. 1. Election of Directors Nominees: WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK Vote on Directors For Against Abstain 000000000 Vote on Proposals 1b) Peter J. Fluor 1c) John W. Poduska, Sr. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 1d) Paula Rosput Reynolds 000 Each signatory to this proxy acknowledges receipt from Anadarko Petroleum Corporation prior to execution of this proxy of a notice of Annual Meeting of Stockholders and a proxy statement dated March 27, 2009. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).If no direction is made, this proxy will be voted FOR items 1, 2, and 3, and AGAINST item 4. If any other matters come properly before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. For Against Abstain 00000 Yes No THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4. For address changes and/or comments, please check this box and write them on the back where indicated 0 Please indicate if you plan to attend this meeting. 000000
Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX]Date Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/apc AFOLD AND DETACH HERE A ANADARKO PETROLEUM CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 19, 2009 The undersigned hereby appoint(s) James T. Hackett, R.A. Walker and Robert K. Reeves, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Anadarko Petroleum Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 am, Central Daylight Time, on May 19, 2009, at The Woodlands Waterway Marriott Hotel and Convention Center and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WIL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)